As filed with the Securities and Exchange Commission on February 12, 2007

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Noninvasive Medical Technologies, Inc.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation organization)	3845 (Primary Standard Industrial Classification Code Number)	75-3218464 (I.R.S. Employer Identification Number)
6412 South Arville Street Las Vegas, NV 89118 (702) 614-3360
(Address and telephone number of principal executive offices and principal place of business)
_ Ronald McCaughan Chief Executive Officer Noninvasive Medical Technologies, Inc. 6412 South Arville Street Las Vegas, NV 89118 702-614-3360 (Name, address and telephone number of agent for service)
With copies to:
Jeffrey P. Berg, Esq. Kenneth M.H. Hoff, Esq. Jenkens & Gilchrist, LLP 12100 Wilshire Blvd. 15th Floor Los Angeles, CA 90025 (310) 820-8800	Hank Gracin, Esq. Lehman & Eilen, LLP Mission Bay Office Plaza 20283 State Road 7, Suite 300 Boca Raton, FL 33498 (561) 237-0804

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Units, each unit consisting of:(2)	1,725,000	$10.00	$17,250,000	$1,845.75

(i) two shares of common stock;	3,450,000	—	—	—

(ii) one redeemable Class A warrant to purchase one share of common stock; and(3)	1,725,000	—	—	—

(iii) one non-redeemable Class B warrant to purchase one share of common stock(3)	1,725,000	—	—	—

Representative’s warrants(3)(4)	200,000	$12.00	$2,400,000	$256.80

Units issuable upon exercise of the representative’s warrants,each consisting of:	200,000	—	—	—

(i) two shares of common stock;	400,000	—	—	—

(ii) one redeemable Class A warrant to purchase one share of common stock; and	200,000	—	—	—

(iii) one non-redeemable Class B warrant to purchase one share of common stock	200,000	—	—	—

Common stock issuable upon exercise of Class A warrants, including Class A warrants underlying the representative’s warrants(2)(3)	1,875,000	$7.50	$14,062,500	$1,504.69

Common stock issuable upon exercise of Class B warrants, including Class B warrants underlying the representative’s warrants(2)(3)	1,875,000	$10.00	$18,750,000	$2,006.25

Total			$52,462,500	$5,613.49

(1)  Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(2)  Includes 225,000 units which the underwriters have the option to purchase to cover over-allotments, if any.

(3)  Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to the anti-dilution provisions of the public warrants and the representative’s warrants.

(4)  In connection with the sale of the units, the Registrant will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 200,000 units.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated ____________, 2007

1,500,000 Units
Each unit consisting of two shares of common stock,
one redeemable Class A warrant
and one non-redeemable Class B warrant

Noninvasive Medical Technologies, Inc.

This is a firm commitment initial public offering of 1,500,000 units by Noninvasive Medical Technologies, Inc. Each unit consists of two shares of common stock, one redeemable Class A warrant and one non-redeemable Class B warrant, each warrant to purchase one share of common stock. The warrants will trade only as part of a unit for at least 30 days following the closing of this offering. US EURO Securities, Inc., as the representative of the underwriters, will then determine when separate trading of the warrants will occur.

Prior to this offering, there has been no public market for our securities. We intent to apply to have the units, the common stock, the Class A warrants and the Class B warrants quoted on the Nasdaq National Market or the American Stock Exchange under the symbols ____U, ____, ____W and ____Z, respectively.

We anticipate that the initial public offering price of our units will be between $____ and $____ per unit. The aggregate price of the units offered hereby, excluding units that may be sold on exercise of the underwriters’ over-allotment option, would be $15,000,000, assuming an initial public offering price of $10.00 per unit.

These are speculative securities. Investing in the units involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page ____.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

          The expenses of this offering will include a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to US EURO Securities, Inc., the representative of the underwriters. Additionally, we have granted the representative a 45-day option to purchase up to an additional 225,000 units to cover over-allotments and have agreed to issue to the representative a warrant to purchase 200,000 units.

[US LOGO]

US EURO Securities, Inc.

The date of this prospectus is _________, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the “Company,” “NMT,” “we,” “us” and “our” refer to Noninvasive Medical Technologies, Inc., a Delaware corporation.

The IQ logo and “ZOE” are registered trademarks of Noninvasive Medical Technologies, Inc. or its subsidiaries. The “ETag,” “NcIQ” and “IQ2” are trademarks of Noninvasive Medical Technologies, Inc. or its subsidiaries. All other trademarks or trade names appearing in this report are the property of their respective owners.

Dealer Prospectus Delivery Obligation

Until ______________, 2007 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Noninvasive Medical Technologies, Inc.
1,500,000 Units
Each unit consisting of two shares of common stock,
one redeemable Class A warrant
and one non-redeemable Class B warrant

_______________, 2007

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you.

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements and the results shown herein are not necessarily indicative of the results to be expected in any future periods. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Unless the context otherwise requires or indicates, when used in this prospectus, the terms “we,” “our,” “us,” “the Company” and “NMT” in this prospectus refer to Noninvasive Medical Technologies, Inc., a Delaware corporation (formerly Noninvasive Medical Technologies, LLC, a Michigan limited liability company), and Wantagh, Inc. our wholly-owned subsidiary.

Our Company
We are a medical device specification developer, manufacturer and marketer. Our two main products are the IQ2 and the ZOE. We currently generate revenues from sales of our ZOE product and from development contracts with the U.S. Government.

The IQ2, the latest iteration of our IQ technology, is an impedance cardiograph, or ICG, device that uses thoracic electrical bioimpedance, or TEB, to monitor hemodynamics (the blood flow, cardiac output, cardiac index, stroke volume, heart rate and other aspects of left ventricular performance). In addition, we are developing other noninvasive ICG diagnostic and monitoring devices utilizing our core technology for expansion into additional markets and as additional applications for our devices. We also market ICG sensors and electrodes, which are designed specifically to be used with our devices. We believe that our various devices enhance the clinician’s capability to objectively and accurately determine internal hemodynamic measurements noninvasively. Our proprietary technology provides medical professionals with noninvasive access to objective patient data in order to effectively assess, diagnose and treat heart failure, high blood pressure, shortness of breath, trauma, patients with a pacemaker and End Stage Renal Disease, or ESRD patients. In the case of critically ill patients, whose diagnoses have historically required an invasive technique called pulmonary artery catheterization or PAC, we believe that our technology reduces or eliminates the need for PAC, because it can obtain the same diagnostic information as PAC by using our noninvasive technology.

Our fluid status monitor device, known as the ZOE, measures hydration in a patient, to determine whether or not the patient is dehydrated or retaining fluids. By quantifying fluid volume status, clinicians can optimize medical regimens and hydration critical in the management of heart failure patients, hypertension patients, ESRD patients, athletes, the military or other individuals at risk for severe or recurrent dehydration. To our knowledge, there is no other device that noninvasively provides the clinician with only an objective assessment of a patient's hydration status. Prior to the invention of the ZOE, clinicians had to draw blood or wait for dehydrated patients to urinate, in order to determine an actual level of hydration. Thus, we believe that our technology allows the clinician to obtain hydration information more readily and rapidly than these alternate methods.

This Offering

Securities offered
1,500,000 units. Each unit consists of two shares of common stock, one redeemable Class A warrant and one non-redeemable Class B warrant, each warrant to purchase one share of common stock. The common stock and warrants will trade only as a unit for at least 30 days following this offering. The representative of the underwriters will determine when the units separate, after which the common stock and warrants will each trade separately.

Class A warrants
The Class A warrants included in the units will be exercisable to purchase one share of common stock commencing 30 days after the effectiveness of this offering, assuming the units separate at that time, or as of the date on which the units separate thereafter. The exercise price of each Class A warrant is ___% of the public offering price of the units. The Class A warrants expire on the fifth anniversary of the effective date of this offering, but if the warrants are not exercisable at that time because a current registration statement for the underlying shares is not available, then the expiration date will be extended for 30 days following notice from us that the warrants are again exercisable.

We will have the right to redeem the Class A warrants issued in this offering at a redemption price of $____ per warrant at any time after (i) ___ days from the effective date of this offering and (ii) the date on which the closing price of our common stock, as reported on the Nasdaq National Market or the American Stock Exchange, has equaled or exceeded ___% of the public offering, price of the units for five consecutive trading days, subject to there being a current registration statement. We are required to provide 30 days’ prior written notice to the Class A warrant holders of our intention to redeem the warrants.

Class B warrants
The Class B warrants included in the units will be exercisable to purchase one share of common stock commencing 30 days after the effectiveness of this offering, assuming the units separate at that time, or as of the date on which the units separate thereafter. The exercise price of a Class B warrant is ___% of the public offering price of the units. The Class B warrants expire on the fifth anniversary of the effective date of this offering, but if the warrants are not exercisable at that time because a current registration statement for the underlying shares is not available, then the expiration date will be extended for 30 days following notice from us that the warrants are again exercisable.

The Class B warrants are not redeemable by us.

Common stock outstanding after this offering	13,731,640 shares(i)

Underwriters' over-allotment option	225,000 units

Use of proceeds
We will receive net proceeds from this offering of approximately $12,850,000. From these net proceeds, we intend to (i) repay certain outstanding debts, which have been personally guaranteed by certain of our affiliates; (ii) repurchase 2,645,503 shares of our common stock from certain of our affiliates at an average weighted price of $1.02 per share; (iii) launch our sales and marketing program for our medical devices; (iv) acquire inventory for sale; (v) conduct research and development; and (vi) provide working capital.

(i)  This does not give effect to the anticipated repurchase of 2,645,503 shares of two of our current shareholders.

Dividend policy	We do not currently pay dividends on our outstanding common stock. We do not intend to pay cash dividends on our common stock for the foreseeable future.

Listing of our Securities
We intend to apply to have the units, the common stock, the Class A warrants and the Class B warrants quoted on the Nasdaq Capital Market or the American Stock Exchange under the symbols ____ U, ____, ____ W and ____ Z respectively.

Proposed Nasdaq National Market and AMEX:	______ U
Units:	______
Common stock:	______ W
Class A warrants:	______ Z
Class B warrant:

Risk factors
Investment in our common stock involves substantial risks. You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning at page 4, and all other information set forth in this prospectus before investing in our common stock.

We have 10,691,640 shares of common stock issued and outstanding as of the date of this prospectus. Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	assumes a public offering price of between $___ and ____ per unit;

•	assumes no exercise of the Class A and Class B warrants;

•	assumes no exercise of the representative’s over-allotment option to purchase up to 225,000 units;

•	assumes no exercise of the representative’s warrants; and

•	excludes 1,000,000 shares reserved under our 2007 Stock Option Plan.

Because each unit offered hereby consists of two shares of common stock, one Class A warrant and one Class B warrant, whenever there is a reference in this prospectus to the “per share price” of the unit sold in this offering, the price refers to the price of the one share of common stock contained in the unit, with no value allocated to the warrants.

Summary Financial Data

The following table presents summary financial data for the fiscal years ended December 31, 2005 and 2004, and the nine months ended September 30, 2006 and 2005. We derived the summary statement of operations data for the years ended December 31, 2005 and 2004 from our audited financial statements. The summary consolidated balance sheet data as of September 30, 2006 and the summary statements of operations data for the nine months ended September 30, 2006 and 2005 are unaudited. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2006 or any future period. You should read the following information together with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and accompanying notes included elsewhere in this prospectus.

	Years Ended December 31,		Nine Months Ended September 30,
Statements of Operations Data :	2005	2004	2006	2005
			(Unaudited)	(Unaudited)
Revenues	$112,054	$23,682	$2,884,275	$77,389
Cost of revenues	49,655	15,898	732,702	63,773
Operating expenses:
General and administrative	1,070,605	736,283	1,326,631	765,123
Research and development	177,421	224,612	53,627	133,070
Depreciation and amortization	216,633	269,021	238,577	157,465
(Loss) income from operations	(1,402,260)	(1,222,132)	532,738	(1,042,042)
Net (loss) income	(1,728,467)	(1,473,777)	275,336	(1,284,012)
Net (loss) income per common share:

Basic	(0.20)	(0.19)	0.03	(0.13)
Diluted	(0.20)	(0.19)	0.03	(0.13)
Weighted average common shares outstanding:
Basic	8,555,555	7,936,508	10,000,000	8,253,968
Diluted	8,555,555	7,936,508	10,000,000	8,253,968

The following table presents balance sheet data as of September 30, 2006:

•	on an actual basis;

•
on a pro forma basis to give effect to the sale of shares of our common stock in this offering at an assumed price of between $___ and $___ per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

		September 30, 2006 (Unaudited )	Pro Forma as
Balance Sheet Data:	Actual	Pro Forma	adjusted
Cash and cash equivalents	$2,258,100
Total assets	7,685,529
Notes payable	1,586,568
Patent obligation	3,331,366
Total stockholders’ equity	1,714,723

RISK FACTORS

An investment in our common stock is very risky. Our financial condition is unsound. You should not invest in our common stock unless you can afford to lose your entire investment. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. If any of the following risks occurs, our business, financial condition and results of operations may be materially, adversely affected. In that event, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Relating to our Business and Operations

Our inability to maintain profitable operations could have a material adverse affect on our business operations and financial condition. If we are unable to maintain profitability, there would be a material adverse effect on our business operations and financial condition. We incurred losses until 2006. We may incur losses in our future operations. We cannot give you any assurance that our sources of revenue will continue, or if they continue, whether the amounts will be adequate for us to maintain profitable operations in the future. If we make expand our operations, it will increase the amount of revenue required to maintain profitable operations.

We may need additional financing to maintain and expand our business, and such financing may not be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	execute our growth plan for our products;

•	take advantage of future opportunities, including synergistic acquisitions;

•	respond to customers, competitors or violators of our proprietary and contractual rights; or

•	remain in operation.

If we need additional financing, we cannot assure you that such financing will be available on favorable terms, if at all. In addition, any future issuances of our securities may result in substantial dilution to existing stockholders. However, we may have to raise substantial additional capital if:

•	we incur operating losses;

•	we fail to maintain existing or develop new customers or corporate partners for the marketing and distribution of our products;

•	we need to maintain or accelerate favorable, but costlier, growth of our revenues;

•	changes in our research and development plans necessitate unexpected, large future expenditures; or

•	we do not have early success in marketing our ZOE and IQ product lines.

Further, we may be unable to predict accurately the timing and amount of our capital requirements. We have historically financed our activities through working capital provided from operations, the private placement of equity securities, loans and from lines of credit. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our capital structure, our operating history or the need to achieve widespread acceptance of our technology as too great a risk to bear. As a result, additional funding may not be available at attractive terms, or at all. If we cannot obtain additional capital when needed, we may be forced to agree to unattractive financing terms, to change our method of operation or to curtail our operations. We believe that the proceeds from this offering and other existing financial resources, and revenues from operations should be sufficient to meet our operating and capital requirements into at least February of 2008.

Our quarterly operating results frequently vary due to factors outside our control. You should not rely on period-to-period comparisons of our financial results as indications of future results, because we expect to experience fluctuations in quarterly operating results due to a number of factors outside of our control. These factors include:

•	the timing and number of new product introductions;

•	the number of selling days in a given quarter;

•	the mix of sales of higher and lower margin products in a quarter;

•	the market acceptance of, and changes in demand for our products;

•	the loss of any of our key distributors;

•	the impact of acquisitions, divestitures, strategic alliances and other significant corporate events;

•	development and promotional expenses relating to the introduction of new products or enhancements of existing products;

•	healthcare reform and reimbursement policies;

•	changes in our pricing policies or those of our competitors;

•	the expiration of certain of our key patents;

•	product returns or bad debt write-offs;

•	the timing of regulatory compliance audits;

•	the timing of orders from major customers and distributors;

•	delays in shipment of products or components to us by our vendors; and

•	the timing of customer orders and shipments.

Our products which are currently being developed to meet Department of Defense specifications may not result in orders or revenues to us. Even if we meet our milestones and have a market ready product, we cannot assure you that we will receive orders from the DOD or any other government agency for ETags, or that we will generate revenue from these development efforts. Further, we can give no assurance that if orders are received, they will be in quantities, and on prices and terms that will result in profitable operations for us, or that our prototype device, known as the ETag, will be developed into a marketable product. We have been developing the ETag to DOD specifications in order to meet production orders anticipated in 2007.

The loss of our largest source of revenue would substantially reduce revenues. Our failure to maintain a working relationship with our only customer for our services, Science & Engineering Services, Inc., or SES, would have a material, adverse effect on our business and financial condition. The loss of SES, which accounted for approximately 94% of our revenues in the first nine months of 2006, as a customer would substantially reduce our revenues unless and until we are able to replace that source of revenue. SES designs and manufactures high-tech equipment for the Department of Defense. For the years ended December 31, 2005 and 2004, approximately 98% and 97% of our sales were made to two customers and one customer, respectively. For the nine months ended September 30, 2006 and 2005, approximately 99% and 97% of our sales were made to two customers. During the nine month period in 2006, we received all of our contract revenue from SES through our agreement with the DOD.

We depend on our executive officers and key personnel to implement our business strategy and we could be harmed by the loss of their services. The loss of our key personnel or our inability to continue to attract, retain and motivate key personnel could have a material, adverse effect our business and financial condition. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel.

We believe that our growth and future success will depend in large part upon the skills of our management and technical team. Our success depends upon the continued service and performance of Ronald McCaughan, our Chief Executive Officer, and Ann McCaughan, our Executive Vice President and Chief Operating Officer. The loss of the services of Mr. or Ms. McCaughan may adversely affect our ability to develop and introduce our new products.

We face intense competition in our recruiting activities and may not be able to attract or retain qualified personnel. Our inability to retain our existing personnel and attract additional highly qualified personnel may adversely impact our future success.

We have limited marketing experience and resources, and our failure to build and manage our marketing force or to market and distribute our products effectively will hurt our revenues and profits would have a material, adverse affect on our business operations and financial condition. We have limited marketing experience and resources, and our failure to build and manage our sales and marketing team will hurt our revenues and profits. We cannot predict whether our anticipated sales and marketing programs will be successful, either in design or implementation.

There are significant risks involved in building and managing our marketing force and marketing our products, including our ability:

•	to hire, as needed, a sufficient number of qualified marketing people with the skills and understanding to market the IQ and ZOE product lines effectively;

•	to adequately train our marketing force in the use and benefits of our products, making them more effective promoters; and

•	to set the prices for our diagnostic products in a complex medical environment so that they will be accepted as attractive and appropriate alternatives to other diagnostic modalities.

We will need to expand the number of our sales and marketing personnel in order to implement our marketing programs and strategy so as to increase utilization of the IQ and ZOE product lines in the United States. Different programs may call for different strategies and talents. While we may be able to draw on a limited number of currently available personnel within our organization, we will have to increase the number of representatives devoted to our sales and marketing programs in order to grow our revenues.

We depend on third parties for development and manufacturing services. We are dependent on a limited number of third parties to manufacture components for and to assemble our products. If we experience a modification or disruption of our development or manufacturing arrangements with any of these third parties, achieve market acceptance for our products. Further, we may be unable to deliver products to our customers on a timely basis and we may experience customer dissatisfaction and damage to our reputation.

Our existing arrangements may not be successful and we may not be able to negotiate acceptable arrangements with replacement manufacturers which can meet our needs. Our inability to subcontract the manufacture or commercialize our devices successfully could have a material adverse effect on our business operations and financial condition. Our strategy for development and commercialization of some of our products depends upon entering into various arrangements with third parties and upon the subsequent success of these parties in performing their obligations.

We do not currently have significant internal manufacturing capability and we have limited experience in manufacturing our products in commercial quantities. In order to increase our manufacturing output significantly, we will need to make significant expenditures on capital equipment and attract and retain qualified employees, who are in short supply, for assembly and testing operations. We are not using a significant portion of the proceeds of this offering to expand our internal manufacturing capabilities. We also may be required to expand our manufacturing capabilities beyond a single manufacturer to increase capacity substantially.

If market conditions cause us to reduce the selling price of our products, our margins and operating results will decrease. If market conditions force us to sell our products and systems at lower prices, or if we are unable to effectively develop and market competitive products, our market share, margins and operating results will likely decrease. The selling price of our products are subject to market conditions, such as:

•	Changes in the reimbursement policies of government and third-party payers;

•	Hospital or physician practice budgetary constraints;

•	The introduction of competing products;

•	Price reductions by our competitors;

•	Development of more effective products by our competitors; and

•	Lengthening of buying or selling cycles.

We may have difficulty managing our growth. Our anticipated growth in the number of our employees and customers and the scope of our operations may place a strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees.

Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and other systems, to manage multiple, concurrent customer relationships, to respond to increasing compliance requirements and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of our products. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and complexity and new product introductions, a key part of our strategy may not be successful.

In addition, we may acquire additional companies in the medical products and services industry. Accordingly, in the ordinary course of our business, we regularly consider, evaluate and enter into negotiations related to potential acquisition opportunities. We may pay for these acquisitions in cash or securities, including equity securities, or a combination of both. We cannot assure you that attractive acquisition targets will be available at reasonable prices or that we will be successful in any such transaction.

Our future financial results could be adversely impacted by asset impairments or other charges. The amount of any annual or interim asset impairment or other charges on our financial statements could be significant, and could have a material adverse effect on reported financial results for the period in which the charge is taken. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” requires that we cease amortization of goodwill and other intangible assets determined to have indefinite lives, and establish a method of testing these assets for impairment on an annual or on an interim basis if certain events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value.

We evaluate intangible assets determined to have finite lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We also evaluate the estimated lives of all intangible assets on an annual basis, including those with indefinite lives, to determine if events and circumstances continue to support an indefinite useful life or the remaining useful life, as applicable, or if a revision in the remaining period of amortization is required. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sales or disposition of a significant portion of the business, or other factors such as a decline in our market value below our book value for an extended period of time. In the case of intangible assets with indefinite lives, we evaluate whether events or circumstances continue to support an indefinite useful life.

Our products may be found defective or physicians and technicians may misuse our products and damages may exceed our insurance coverage. Product returns, product liability claims and the potential need to remedy defects or provide replacement products or parts could result in substantial costs and losses and have a material adverse effect on our business, financial condition and results of operations.

One or more of our products may be found to be defective after they have been shipped in volume, and require product replacement. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Continuing insurance coverage may not be available at an acceptable cost, if at all. The clinical testing, manufacturing, marketing and use of our products and procedures may expose us to product liability claims. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues.

Risks Relating to Competition and Commercialization of Our Products

Our IQ and ZOE product lines and any of our future products or services may fail to gain market acceptance, which could adversely affect our business operations and financial condition. The inability of our products to gain market acceptance would have a material, adverse effect on our business operations and financial condition. Even if adequate financing is available and our products are ready for market, we cannot assure you that our products will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Our IQ and ZOE product lines and similar products that are based on our core technologies are in the early stages of development and may never fully develop as we expect. We cannot assure you that the marketplace will be receptive to our diagnostic products over competing products. There are many other products already in the market against which our products must compete. No independent studies with regard to the feasibility of our product lines in our proposed business plan have been conducted by third parties with respect to our present and future business prospects and capital requirements. We have generated limited commercial distribution for our IQ and ZOE product lines and our other products.

The long-term commercial success of the IQ and ZOE product lines requires widespread acceptance of our products as safe, efficient and cost-effective. Widespread acceptance would represent a significant change in medical practice patterns. In the past, some medical professionals have hesitated to use impedance cardiography, or ICG, products because of limitations experienced with older, analog-based monitors. Invasive procedures, such as pulmonary artery catheterization, or PAC, are generally accepted in the medical community and have a long history of use.

We face strong competition from other companies and technologies. We may be unable to develop new products that address our competition. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. We compete in a rapidly evolving and highly competitive market, and we expect competition to continue to intensify. Many of these companies have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than we do. The introduction by others of products embodying new technologies and the emergence of new industry standards may render our products obsolete and unmarketable. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of our products. Accordingly, the life cycles of our products are difficult to estimate. To compete successfully, we must develop and introduce new products that keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance.

End users may choose not to purchase and utilize our custom designed cables and sensors, resulting in a decrease in our revenues. If our customers do not purchase the cables and sensors which we have designed to be specifically used with our products, we may experience decreases in our overall revenues. Our business plan contemplates an income stream from sales of our disposables. We may be subject to price competition from other disposables manufacturers and end users may choose to purchase and utilize disposables from other vendors. If a customer fails to utilize our designated disposables, the customer may not rely upon the data collected and the warranty on our products will be voided.

Any failure in our physician education efforts could significantly reduce product marketing. If physicians and technicians use the IQ and ZOE product lines improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our reputation as a medical device company and our revenues and profitability. Similarly, it is important to our success that we educate and persuade hospitals and practitioners of the clinical and economic benefits of our products. Therefore, it is important to the success of our marketing efforts to educate physicians, technicians and customers in the techniques of using the IQ and ZOE product lines. We rely on physicians to spend their time and money to attend our pre-sale educational sessions. Positive results using the IQ and ZOE product lines are highly dependent upon proper physician and technician technique.

We must maintain and develop strategic relationships with third parties to increase market penetration of our product lines. Our inability to maintain and develop strategic relationships with third parties and on the successful distribution efforts of third parties will have a material adverse effect on the widespread acceptance of our IQ and ZOE products. We may be unsuccessful in maintaining our existing strategic relationships and in identifying and entering into future development and distribution agreements with third parties. The successful management of the interaction of our direct sales force and strategic distribution partners is a complex process. Many aspects of our relationships with third parties, and the success with which third parties promote distribution of our products, are beyond our control. We intend to develop a network of regional distributors and to market through a direct sales force and several regional and national distributors that we intend to develop after the completion of this offering. We may enter into similar agreements with other companies and establish technology partnerships with other medical product, distribution and technology companies. Moreover, since each distribution method has distinct risks, gross margins and operational costs, our failure to implement and maintain the most advantageous balance in the delivery model for our products could adversely affect our revenues and profitability.

Our international sales expose us to undue risks. International sales may expose us to risks, which include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions and reduced protection for intellectual property rights. These risks could have a material adverse effect on our ability to develop a strong international market for our products and our anticipated results of operations in the future.

We may not be able to make future acquisitions or successfully integrate our acquisitions. If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, and our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by incurring debt or issuing equity, our existing stockholders would be diluted or we would have to generate additional profits to cover the interest expense.

As part of our growth strategy, we intend to pursue opportunities to acquire or make investments in other technologies, products and businesses that could enhance our technical capabilities, complement our current products or expand the breadth of our markets or customer base. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	unanticipated costs associated with the acquisition, including accounting charges and transaction expenses;

•	problems implementing and maintaining adequate standards, procedures, controls and policies;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our products obsolete. Our financial condition and operating results could be adversely affected if our medical devices fail to compete favorably with technological developments, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies. The medical devices industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology and to new applications of existing technology. Our response to technological developments in the medical devices industry may be stymied if we require, but cannot secure, rights to essential third-party intellectual property.

As we develop new products or improve our existing products, we may accelerate the economic obsolescence of the existing, unimproved products and their components. The obsolete products and related components may have little to no resale value, leading to an increase in the reserves we have against our inventory. Further, there is a risk that any new products or improved existing products may not achieve market acceptance and therefore lead to an increase in the reserves against our inventory. We compete against numerous medical device companies offering competitive or alternative diagnostic methodologies, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development.

Technological change is difficult to predict and new product transitions are difficult to manage. We may encounter unforeseen technological or scientific problems that will force abandonment or substantial change in the development of a specific product or process. In addition, if we introduce new products and product enhancements, we may not be able to effectively segregate or transition from existing products, which could negatively impact revenue and overall profitability. Our product lines have required, and any future products will require, substantial development efforts and compliance with governmental clearance or approval requirements. Among the risks associated with the introduction of new products are delays in development or manufacturing, variations in cost, delays in customer purchases in anticipation of new introductions, difficulty in predicting customer demand for the new and existing product offerings and effectively managing inventory levels and the risks that new products may have quality or other defects. Further, sales of our new products may replace sales or result in discounting of our current product offerings.

Risks Relating to Development and Regulatory Approval of Our Products

If the effectiveness and safety of our products are not supported by long-term data, we may not be able to establish a market for our products. If we do not produce long-term clinical data supporting the effectiveness and safety of our products, we may never achieve significant revenues or profitability. We can give no assurance that our data from short-term studies will be substantiated in studies involving more patients. If longer-term patient studies or clinical experience indicate that diagnosis with the IQ and ZOE product lines do not provide clinicians with accurate data, we may not be able to establish or maintain a market for our products. We may find that data from longer-term patient follow-up studies may be inconsistent with data from our relatively short-term patient follow-up studies. We have received clearance from the Food and Drug Administration, or FDA, for the use of the IQ and ZOE product lines in clinical applications or to market based primarily on equivalence of predicate devices, and to a lesser extent, on our study of a limited number of patients. Physicians who will use our products are likely to expect additional clinical studies and data on the IQ and ZOE product lines.

Our failure to obtain or maintain necessary FDA clearances or approvals could hurt our ability to distribute and market our products in the United States. Delays in receipt of, or failure to obtain or maintain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could delay or prevent our ability to market or distribute our product lines, and adversely affect our revenues and profitability. Although we have obtained 510(k) clearances for certain of our IQ and ZOE product lines, we have not yet obtained FDA clearance for our IQ2 or any of our other new products, and we may not obtain them. Also, our existing product clearances may be revoked if post-marketing data demonstrates safety issues or lack of effectiveness. Further, more stringent regulatory requirements and/or safety and quality standards may be issued in the future with an adverse effect on our business. Although we believe that we are in compliance with current administrative interpretations of all material applicable regulations of the FDA, future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may vary from current interpretations and may adversely affect our business and prospects. Our products are subject to extensive regulation in the United States and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or pre-market approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process may take from four to twelve months, or longer. The pre-market application approval process is much more costly, lengthy and uncertain. It may take one to three years or even longer. The FDA 510(k) addendum approval process for our IQ2 will be less rigorous than the approval process for our other new products, because our IQ2 application is based on our IQ, the predicate device, which has already obtained 510(k) clearance.

We may not receive approvals by foreign regulators that are necessary for international sales. If we or our international distributors fail to obtain or maintain required pre-market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly and would have a material adverse effect on our ability to conduct international sales.

If we fail to obtain authorization on future products, we will not be able to sell our products in the EU. Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. In order to sell our products within the EU, we must comply with the EU’s medical device directive. The CE marking is a prerequisite to selling our products in the EU. We have authorization to affix a CE Mark to the ZOE, but not the IQ. We will be seeking authorization to affix a CE Mark to the IQ2 during our next electrical safety certification process slated for the first half of 2007. Future regulatory changes may limit our ability to use the CE mark, and any new products we develop may not qualify for the CE mark.

Our success depends, in part, upon the availability of adequate third-party reimbursement. If third-party healthcare payers, such as Medicare, private health insurers and managed care organizations, do not provide reimbursement for the use of our products at price levels adequate to allow medical professionals to realize an appropriate return on the purchase of our products, medical professionals may not use or purchase our products. In January 2004, the Center for Medicare and Medicaid Services, or CMS, issued an updated national coverage determination which served to restrict the number of hypertensive patients eligible for Medicare reimbursement for ICG monitoring, the effect of which is likely to reduce the amount of revenue to be derived from hypersensitive patients, which might be fatal to physicians utilizing our technology, and which could result in a lower demand for our products. A Current Procedural Terminology, or CPT, reimbursement code has been obtained for the IQ, but none has been obtained for our other products. Third-party payers may determine not to cover all or a portion of the cost of our products and related services, or they may place significant restrictions on the circumstances in which coverage will be available.

Third-party payers increasingly are challenging the pricing of medical products and services. We may face other hurdles to market acceptance if, for example, practitioners in significant numbers wait to see additional clinical data or if it becomes necessary to conduct studies corroborating the role of our products in monitoring patients cardiac output and/or hydration status.

Even if we obtain the necessary regulatory approvals for our products from foreign governments, market acceptance in international markets may depend on third party reimbursement of participants’ costs. Because the failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance of our products in our international markets, we cannot be certain that our distributors will be successful in marketing the IQ and ZOE product lines in international markets. Even if we obtain and maintain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. We cannot assure you that international reimbursement approvals for our products will be obtained in a timely manner, if at all. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance.

Cost containment measures and any general healthcare reform could adversely affect our ability to market our products. Cost containment measures instituted by healthcare providers and insurers and any general healthcare reform could have a material adverse effect on our ability to generate revenue from the sale of our IQ and ZOE products. The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could require us to revise our strategies. We cannot predict the effect of future legislation, regulation or reform concerning the healthcare industry and third-party coverage and reimbursement on our business and what impact such proposals might have on demand for our products. In the United States, comprehensive programs have been suggested that would increase access to healthcare for the uninsured, control the escalation of healthcare expenditures within the economy and use healthcare reimbursement policies to balance the federal budget. We expect that the U.S. Congress and state legislatures will continue to review and assess various healthcare reform proposals, and public debate of these issues will likely continue. Other countries also are considering healthcare reform.

Risks Relating to Our Intellectual Property

Our success is dependent on intellectual property rights held by us, and our business will be adversely affected by direct competition if we are unable to protect these rights. Our patents and proprietary technology may not be sufficient to protect our intellectual property rights. In addition, our success will depend, in part, on our ability to maintain and defend our patents. However, we cannot give you any assurances that the technologies and processes covered by all of our patents may not be found to be obvious or substantially similar to prior work, which could render these patents unenforceable. Moreover, as our patents will at one time or another expire, competitors may then utilize the technology found in such patents to commercialize their own products. In order to offset the expiring patents, we endeavor to secure additional patents on critical, commercially desirable improvements to the inventions of the expiring patents. There can be no assurance that we will be successful in securing such additional patents, or that such additional patents will adequately offset the effect of the expiring patents.

The additional patent rights we seek may serve less to bar competitors from entry and may serve more, when aggregated with other clinical and competitive strengths, to differentiate and distinguish our products in both their utility and their range of applications, from those of competitors. Where a competitor infringes on our patent and other proprietary rights, we intend, our financial condition permitting, to defend those rights vigorously in the courts of the United States. If we are unable through these innovations to preserve our proprietary rights, our ability to market our IQ and ZOE product lines could be materially and adversely affected. If our actions to enforce our patents are found to be a violation of laws related to unlawful tying or restraint of trade, we may be required to pay damages to third parties, which could be costly and could harm our business.

There can be no assurance that pending patent applications will result in issued patents, that future patent applications will be issued, that patents issued to or licensed by us will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage. The validity and breadth of claims in medical technology patents involve complex legal and factual questions. Our patents may be found to be invalid and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents may not cover products that we develop in the future. Moreover, when our patents expire, the inventions will enter the public domain.

We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge. In addition, costly and time-consuming litigation may be necessary to enforce and determine the scope of our proprietary rights, and even if we prevail in litigation, the party we prevail over may have scant resources available to satisfy a judgment.

It can be difficult and costly to defend trademarks from encroachment or misappropriation overseas. Third parties may also challenge the validity of certain of our trademarks. In either eventuality, our customers may become confused and direct their purchases to competitors.

Without the protection afforded by our patents, trade secrets and proprietary information rights, we may face direct competition from others commercializing their products using our technology, which may have a material adverse effect on our business and our prospects. This may occur if third parties independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to our own.

Defending against intellectual property infringement claims could be time-consuming and expensive, and if we are not successful, could cause substantial expenses and disrupt our business. We may be subject in the ordinary course of our business to legal proceedings and claims from time to time relating to the intellectual property of others, which could have a material adverse effect on our business and prospects. We cannot be sure that the products, services, technologies and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. Any legal action against us claiming damages or seeking to enjoin commercial activities relating to the affected products or our methods or processes may:

•
require us, or our collaborators, to obtain a license to continue to use, manufacture or market the affected products, methods or processes, and such a license may not be available on commercially reasonable terms, if at all;

•	prevent us from making, using or selling the subject matter claimed in patents held by others and subject us to potential liability for damages;

•	consume a substantial portion of our managerial and financial resources; or

•	result in litigation or administrative proceedings that may be costly, whether we win or lose.

We may not be able to protect our intellectual property rights outside the United States. If we are unable to defend our intellectual property rights internationally, we may face increased competition outside the United States, which could materially and adversely affect our future business operations and financial condition. Intellectual property laws outside the United States are uncertain and in many countries such laws are currently undergoing review and revision. The laws of some countries do not protect our intellectual property rights to the same extent as laws in the United States. The intellectual property rights we enjoy in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted. It may be necessary or useful for us to participate in proceedings to determine the validity of our foreign intellectual property rights, or those of our competitors, which could result in substantial cost and divert our resources, efforts and attention from other aspects of our business.

Risks Relating to this Offering

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return. We will use $900,000 or approximately 7.0% of the proceeds of this offering to repay debts which have been guaranteed by our affiliates, and to repurchase shares, which represents approximately 24.65% of our issued and outstanding common stock, immediately prior to the date of this offering. The funds used for these purposes, will thus, not be available for the development or growth of our business. In addition, management will retain broad discretion over the balance of the use of the net proceeds we receive from this offering. There are a number of factors that will influence our use of the net proceeds, and these uses may vary substantially from our current plans. Stockholders may not deem the uses desirable, and our use of the proceeds may not yield a significant return or any return at all.

You will experience immediate and substantial dilution. The price you pay for shares of our common stock sold in this offering is substantially higher than our per share net tangible value, after giving effect to this offering. Based on the initial public offering price for our common shares of between $___ and $___ per share, you will incur immediate dilution in net tangible book value per share of between $ ____ and $____. Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our common stock price may fluctuate after this offering. As a result, you may not be able to resell your shares at or above the price you paid for them. You may not be able to resell your shares at or above the price you paid for them, because the market price of our common stock may be subject to sharp declines and volatility in market price. An active public market for our common stock may not develop following completion of this offering or, if developed, may not be maintained. Prior to this offering, there has been no public market for our common stock. We will negotiate the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering or in the future.

The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

•	our actual financial results differing from guidance provided by management or from results expected by securities analysts;

•	changes in earnings estimates or recommendations by securities analysts;

•	future announcements concerning us or our competitors, including the announcement of acquisitions;

•	changes in government regulations or in the status of our regulatory approvals or licensure;

•	public perceptions of risks associated with our products or operations; and

•	general market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

Future sales or the potential for future sales of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings. Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our Class A and Class B Warrants to decline and could materially impair our ability to raise capital through the sale of additional securities. Immediately after this offering, not giving effect to the anticipated repurchase of 2,645,503 of shares of two of our current stockholders, we will have 13,731,640 shares of our common stock outstanding or 14,181,640 shares if the underwriters’ over-allotment option is exercised in full. The 1,500,000 units (and the shares and warrants included in the units) sold in this offering (or 1,725,000 units if the underwriters’ over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our affiliates. All of the shares of our common stock outstanding immediately prior to this offering will be subject to lock-up agreements with US EURO Securities, Inc., the representative of the underwriters of this offering, pursuant to which the holders of such shares have agreed not to sell their shares for 30 business days after the effective date of this offering. However, we cannot assure you that these agreements will be adequately enforced.

The Class A warrants may be redeemed on short notice, which may have an adverse effect on their price. We may redeem the Class A warrants, at a price of $___ per warrant, after providing 30 days prior written notice to the Class A warrant holders, at any time after the closing price of our common stock, as reported on Nasdaq, equals or exceeds $___, which is ____% of the public offering price of the units, for five consecutive trading days, subject to there being a current registration statement. If we give notice of redemption, holders of our Class A warrants will be forced to sell or exercise the Class A warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible for holders of our public warrants to sell or exercise the Class A warrants they hold.

We may face difficulty in raising additional equity capital while the Class A and Class B warrants are outstanding. We may find it more difficult to raise additional equity capital while the Class A and Class B warrants are outstanding. During the term that these warrants are outstanding, the holders of these warrants are given the opportunity to profit from a rise in the market price of our common stock. In addition, the Class B warrants are not redeemable by us. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class A or Class B warrants. There is a possibility that you will never be able to exercise the Class A or Class B warrants, and that you will never receive shares or payment of cash in settlement of the warrants. This potential inability to exercise the Class A or Class B warrants, and the possibility that we will never elect to settle warrants in shares or cash, may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them. For you to be able to exercise the Class A or Class B warrants, the shares of our common stock to be issued to you upon exercise of the Class A or Class B warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class A or Class B warrants. If, at their expiration date, the warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable. If we cannot honor the exercise of warrants, and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.

If we cannot continue to satisfy the Nasdaq National Market or American Stock Exchange’s listing maintenance requirements and other Nasdaq National Market or American Stock Exchange rules, our common stock could be delisted, which could negatively affect the price of our common stock and your ability to sell them. Following this offering, we may not be able to maintain our listing on the Nasdaq National Market, or Nasdaq, or the American Stock Exchange, or AMEX. If we are unable to satisfy Nasdaq or the AMEX criteria for maintaining listing, our common stock could be subject to delisting. If our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board,” which are less efficient markets than Nasdaq or the AMEX. As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock. Even if we initially meet the listing requirements of the Nasdaq or AMEX and other applicable Nasdaq or AMEX rules, we may not be able to continue to satisfy these requirements and rules. Nasdaq and ASE rules have certain listing standards, including minimum stockholders’ equity, minimum share price and certain corporate governance requirements.

We will incur increased costs as a result of having publicly traded common stock. We cannot predict or estimate the amount or timing of additional, significant legal, accounting, reporting and other expenses we may incur as a result of having publicly traded common stock that we do not currently incur. We expect that the rules and regulations regarding corporate governance of a publicly traded company , including requirements under the Sarbanes-Oxley Act of 2002, and the related rules implemented by the SEC will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may experience more difficulty attracting and retaining qualified individuals to serve on our Board of Directors or as executive officers.

We do not intend to pay dividends on our common stock for the foreseeable future. We currently have no intention to pay dividends on our common stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial conditions, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. Further, our ability to declare and pay dividends may be limited by instruments governing future outstanding indebtedness we may incur.

Certain provisions in our certificate of incorporation may prevent efforts by our stockholders to change the direction or management of the Company. Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may make the acquisition of the Company more difficult without the approval of our Board of Directors, could delay or prevent actual and potential changes in control, even if they would benefit our stockholders. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include the following:

•	our bylaws authorize our Board of Directors to be classified into three classes, each of which will serve for a staggered three-year term;

•	only our Chief Executive Officer, Chairman of the Board of Directors, or a majority of the Board of Directors may call special meetings of our stockholders;

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	our stockholders have only limited rights to amend our bylaws; and

•	we require advance notice for stockholder proposals.

We also are subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an interested stockholder, except in limited circumstances.

Limitations on director liability may discourage stockholders from bringing suit against a director. Our certificate of incorporation provides, as permitted by governing Delaware law, that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Risk Factors,” “Management’s Discussion and Analysis and Plan of Operation” and “Business.” Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus.

Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following:

•	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities,

•	Decreased demand for our products resulting from changes in clinician preferences,

•	Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

•	The introduction of new products or technologies,

•	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

•	Our ability to penetrate new markets and maintain or expand existing markets,

•	Maintaining existing relationships and establishing a distributor network for our products,

•	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

•	The availability and cost of capital to finance our working capital needs and growth plans,

•	The effectiveness of our advertising, marketing and promotional programs,

•	Changes in regulator schemes and ability to obtain regulatory approval,

•	Our ability to protect our intellectual property, and

•	Economic and political changes.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ESTIMATED USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units in this offering will be approximately $12,850,000, assuming an initial public offering price of $10.00 per unit (the midpoint of the range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $2.00 increase (decrease) in the assumed initial public offering price of $10.00 per unit would increase (decrease) the net proceeds to us from this offering by $3,000,000, assuming the number of shares offered as part of the units, by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds to us from such exercise will be approximately $14,358,500.

From the net proceeds to us from this offering, we intend to use such proceeds as follows:

Uses of Proceeds
Repayment of certain debt(1)	$900,000
Securities repurchases(2)	2,300,000
Sales and marketing(3)	3,850,000
Acquire inventory for sale(4)	900,000
Research and development(5)	1,750,000
Working capital	3,150,000
Total	$12,850,000

(1) We intend to use the referenced amount to: (i) pay-off a loan payable to Conrad A. Kalitta, one of our founders and principal stockholders, in the amount of $400,000, or the Kalitta loan, which was incurred in connection with the initial acquisition of our intellectual property assets and our formation; and (ii) repayment of the $500,000 drawn on the revolving credit facility with LaSalle Bank Midwest National Association (formerly Standard Federal Bank N.A.), or the LaSalle Bank loan. Both the LaSalle Bank loan and the Kalitta loan were guaranteed by several of our officers and directors. For a fuller discussion of the LaSalle Bank loan and the Kalitta loan, see the section in this prospectus entitled “Certain Relationships and Related Transactions.”

(2) We intend to use the referenced amounts to: (i) repurchase from Mr. Kalitta, pursuant to the terms of an option contained in the original NMT Michigan LLC agreement, 1,058,201 shares of our common stock for $1,000,000, effectively an average weighted price of $0.95 per share, which we will cancel; and (ii) repurchase from James Gunnerson, one of our founders, pursuant to a settlement agreement relating to settling certain litigation with Mr. Gunnerson, 1,587,302 shares of our common stock for $1,600,000, effectively an average weighted price of $0.99 per share, which we will cancel. We will cancel the shares that we repurchase from Mr. Gunnerson. For a fuller discussion of these proposed transactions with Mr. Kalitta and Mr. Gunnerson, see the section in this prospectus entitled “Certain Relationships and Related Transactions.”

(3) We intend to use these proceeds to institute our sales and marketing plan. For a fuller discussion of our sales and marketing plan, see the section in this prospectus entitled “Business - Sales, Marketing and Distribution.”

(4) We intend to use this amount to build an inventory of IQ2 and ZOEs, as well as other of our devices and adequate disposable items to back up our marketing and sales efforts. In addition, we intend to purchase specialized equipment in connection with our product development efforts to support our sales and marketing efforts.

(5) We intend to use this amount to further our research and development effort for the wireless ZOE and the integration of our database into our devices. In addition, we intend to use some of these funds to pay the cost of submission for regulatory approval for our devices so that they may be available for direct sale to the public.

We cannot assure you that those dollar amounts will be specifically allocated as set forth in the foregoing table. Our management has discretion in the application of the actual net proceeds of the offering. Allocation of net proceeds is further subject to future events including changes in general economic conditions, changes in our strategy and our response to competitive pressures and consumer preferences associated with the products we sell.

The “Use of Proceeds” budget, as laid out in the foregoing table, represents our best estimate as to the amounts that will be spent on each category of expenditure listed. As we evaluate the effectiveness of each of the different expense categories to grow the business profitably, we expect to modify these amounts to most effectively use these funds.

Pending ultimate application, we will invest the net proceeds an interest-bearing bank account or government securities or in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our historical capitalization as of September 30, 2006 and on a pro forma basis to reflect the sale by us of 1,500,000 units (3,000,000 shares) of common stock in this offering and the application of the estimated net proceeds, assuming an offering price of $____ per share, after deducting underwriter commissions and estimated offering expenses. You should read this table in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements and related notes appearing elsewhere in this prospectus.

	At September 30, 2006 (unaudited)
	Actual	Pro forma	Pro forma as Adjusted
Cash and Cash Equivalents	$2,258,100

Liabilities:
Line of credit	500,000
Patent obligation	3,265,116
Notes payable to related parties	1,436,568

Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 5,000,000 shares authorized; no shares issued and outstanding

Common Stock, par value $0.0001 per share; 100,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000

Additional paid-in capital	4,721,160
Accumulated deficit	(3,007,437)

Total stockholder’s equity	1,714,723
Total capitalization	6,916,407

DILUTION

If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and nothing to the warrants included in the unit; allocation of value to the warrants would result in less dilution to the new investors who purchase units in this offering. Our net tangible book value as of September 30, 2006 was $1,714,723 or $0.17 per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after September 30, 2006, other than the sale of 1,500,000 units (3,000,000 shares of common stock) in this offering at the initial public offering price of $___ per unit, our pro forma net tangible book value as of September 30, 2006 was $_____, or $____ per share of outstanding common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our units in this offering and the net tangible book value per share of our common stock immediately afterwards. This represents an immediate increase of $___ per share of capital stock to existing stockholders and an immediate dilution of $___ per share of common stock to the new investors, or approximately __% of the assumed initial public offering price of $___ per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Historical Net tangible book value (deficiency) as of September 30, 2006		$1,714,723
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after this offering	$
Dilution in net tangible book value per share to new investors	$

If the underwriters' over-allotment option to purchase _______ additional units is exercised in full, the increase in the pro forma as adjusted net tangible book value per share to existing shareholders would be $__ per share and the pro forma as adjusted net tangible book value per share after the offering would be $____ per share. Dilution per share to new investors would be $____ per share of common stock.

The following table summarizes, on a pro forma basis as of September 30, 2006, after giving effect to this offering and assuming a public offering price of $___ per share, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid calculated before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders (1)
New investors
Total

(1)	Based on the price per share paid from inception to the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a medical device specification developer, manufacturer and marketer. Our two main products are the IQ2 and the ZOE. We currently generate revenues from sales of our ZOE product and from development contracts with the U.S. Government.

The IQ2, the latest iteration of our IQ technology, is an impedance cardiograph, or ICG, device that uses thoracic electrical bioimpedance, or TEB, to monitor hemodynamics (the blood flow, cardiac output, cardiac index, stroke volume, heart rate and other aspects of left ventricular performance). In addition, we are developing other noninvasive ICG diagnostic and monitoring devices utilizing our core technology for expansion: (i) into additional markets; and (ii) as additional applications for our devices. We also market ICG sensors and electrodes, which are designed specifically to be used with our devices. We believe that our various devices enhance the clinician’s capability to objectively and accurately determine internal hemodynamic measurements noninvasively. Our proprietary technology provides medical professionals with noninvasive access to objective patient data in order to effectively assess, diagnose and treat heart failure, high blood pressure, shortness of breath, trauma, patients with a pacemaker and ESRD patients. In the case of critically ill patients, whose diagnoses have historically required an invasive technique called pulmonary artery catheterization or PAC, we believe that our technology reduces or eliminates the need for PAC, because it can obtain the same diagnostic information as PAC by using our noninvasive technology.

Our fluid status monitor device, known as the ZOE, measures hydration in a patient, to determine whether or not the patient is dehydrated or retaining fluids. By quantifying fluid volume status, clinicians can optimize medical regimens and hydration critical in the management of heart failure patients, hypertension patients, and ESRD patients, athletes, the military or other individuals at risk for severe or recurrent dehydration. To our knowledge, there is no other device that noninvasively provides the clinician with only an objective assessment of a patient's hydration status. Prior to the invention of the ZOE, clinicians had to draw blood or wait for dehydrated patients to urinate, in order to determine an actual level of hydration. Thus, we believe that our technology allows the clinician to obtain hydration information more readily and rapidly than these alternate methods.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations in this prospectus are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, impairment of property and equipment and of intangibles. We use authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements. The following summarize our most significant accounting and reporting policies and practices:

Inventories. Inventories consist of primarily finished products and are stated at the lower-of-cost or market, using the first-in, first-out method. The Company records a provision for excess and obsolete inventory based on historical usage and future demand.

Trade Receivables. Trade accounts receivable are stated at the amount billed to customers and are generally granted without any collateral. Trade accounts receivable are ordinarily due 30 days after the issuance of an invoice. Accounts past due for more than 120 days are considered delinquent. Delinquent receivables are written-off against the reserve based on individual credit evaluations and circumstances specific to the customer. Reserves are established based upon a review of outstanding receivables, historical collection information and existing economic conditions. Bad debts to date have been minimal. We did not have an allowance for doubtful accounts balance as of December 31, 2005 and September 30, 2006.

Long-Lived Assets. We record and capitalize acquired intellectual property pursuant to SFAS No. 142 Goodwill and Other Intangible Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the asset is not recoverable, our carrying value of the asset would be reduced to its estimated fair value, which is measured by future discounted cash flows.

Revenue Recognition. We recognize revenue from product sales in accordance with SEC Staff Accounting Bulletin No. 104 Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured. We recognize revenue from fixed price type contracts under the percentage-of-completion method of accounting, with costs and estimated profits included in contract revenue as work is performed.

Income Taxes. Since inception through September 26, 2006, the Company was not a separate taxable entity for federal, state or local income tax purposes and its results of operations were included in the respective tax returns of the members of the LLC. Effective September 27, 2006, the Company will be required to file separate income tax returns.

As a corporation subject to federal income taxes, the Company will recognize deferred tax assets and liabilities for the expected future tax consequences of transactions that have been included in the financial statements or income taxes in different periods. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Total Revenue. Total revenue increased by $2,806,886, or 3,626.98%, from $77,389 in the nine months ended September 30, 2005 to $2,884,275 in the comparable period in 2006. Total revenue in the nine months ended September 30, 2005 consisted of sales of ZOE products of $77,389. Total revenue in the nine months ended September 30, 2006 consisted of sales of ZOE products of $107,913 and $2,776,362 of revenue from our contract with the U.S. Department of Defense for the development of a prototype of the E-Tag.

Cost of Revenue. Net cost of revenue increased by $668,929, or 1,048.92%, from $63,773 in the nine months ended September 30, 2005 to $732,702 in the comparable period in 2006. The increase in net cost of revenue in the 2006 period primarily resulted from cost of revenue associated with the contract relating to the development of a prototype of the E-Tag. Net cost of revenue as a percentage of total revenues decreased from 82.41% in the nine months ended September 30, 2005 to 25.40% in the comparable period in 2006.

Gross Profit. We calculate gross profit as total revenues less net cost of revenue. Gross profit increased from $13,616 in the nine months ended September 30, 2005 to $2,151,573 in the comparable period in 2006. As a percentage of net sales, gross profit increased from 17.6% in the nine months ended September 30, 2005 to 74.6% in the comparable period in 2006. This increase resulted primarily from the $2,115,899 of gross margin associated with revenues from our government contract, which is a fixed price contract, as compared to gross margins associated with sales of our ZOE products.

Operating Expenses. Total operating expenses increased by $549,300, or 51.4%, from $1,069,515 in the nine months ended September 30, 2005 to $1,618,635 in the comparable period 2006. Total operating expenses consisted of: (i) research and development expenses, (ii) selling, general and administrative expenses, and (iii) depreciation and amortization.

Research and development decreased by $79,443, or 59.70%, from $133,070 in the nine months ended September 30, 2005 to $53,627 in the comparable period in 2006. The decrease in research and development expenses were primarily due to a shift of the Company’s resources to government contract activities, which resulted in a decrease of $116,430 in salaries and payroll burden relating to development activities in the 2006 period.

Selling, general and administrative expenses increased by $547,651, or 70.3%, from $778,980 in the nine months ended September 30, 2005 to $1,326,631 in the comparable period in 2006 and decreased as a percentage of net sales from 1006.6% in 2005 to 46.0% in 2006. The increase in selling, general and administrative expenses was primarily due to our leasing of a larger office space and incurring of related office expenses of $95,337 and the increase of $423,718 in legal and accounting expenses, offset by decreases of $81,359 in our marketing expenses to focus on the development of a prototype of the E-Tag.

Depreciation and amortization increased by $81,112 from $157,465 in the nine months ended September 30, 2005 to $238,577 in the comparable period in 2006. The increase in depreciation and amortization was primarily due to depreciation of $43,104 of equipment purchased in 2006 relating to the development of a prototype of the E-Tag.

Interest Expense. Interest expense increased by $15,432, or 6.38%, from $241,970 in the nine months ended September 30, 2005 to $257,402 in the comparable period in 2006. The increase in interest expense was primarily due to interest relating to borrowings on loans from 2005 and increased advances on our line of credit in 2006.

Taxes. Since NMT Michigan's inception through September 26, 2006 and immediately prior to the merger of NMT Michigan into NMT, NMT Michigan was not a separate taxable entity for federal, state or local income tax purposes and its results of operations were included in the respective tax returns of the limited liability company members of NMT Michigan. There were no income taxes recorded for the years ended December 31, 2005 and December 31, 2004, as NMT Michigan did not meet the minimum taxable gross receipts and Wantagh, our wholly-owned subsidiary corporation, had an operating loss for both 2005 and 2004.

Wantagh had unused tax loss carry forwards at September 30, 2006 and December 31, 2005, amounting to approximately $1,249,000. These tax losses expire in various annual amounts from 2020 through 2026. These losses may be used to offset future taxable income of Wantagh only, and not that of NMT. Because of the uncertainty relating to the realization of Wantagh's tax loss carry forwards in the future, the benefit associated with such realization has been fully reserved, and no deferred tax asset has been recorded at December 31, 2005. Effective September 27, 2006 and in connection with the merger of NMT Michigan into NMT, we are required to file separate income tax returns.

There were no income tax provisions for the years ended December 31, 2005 and December 31, 2004, as we did not meet the minimum taxable gross receipts and we had an operating loss for both 2004 and 2005.

Net Loss/Income. As a result of the foregoing, we reported a net loss of $1,297,869 and net income of $275,336 in the nine months ended September 30, 2005 and 2006, respectively. Accordingly, we reported a net loss of $0.16 and net income of $0.03 per share in the nine months ended September 30, 2005 and 2006, respectively.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

Total Revenue. Total revenue increased by $88,372, or 373.16%, from $23,682 in 2004 to $112,054 in 2005. Total revenues in 2004 consisted of the sale of an IQ demonstration product. Total revenue in 2005 consisted principally of sales of ZOE products. In 2004 and 2005, we did not solicit sales of IQ products, but only sold one IQ demonstration product in 2004.

Cost of Revenue. Net cost of revenue increased by $33,757, or 212.33%, from $15,898 in 2004 to $49,655 in 2005. The increase in net cost of revenue in 2005 primarily resulted from costs associated with our ZOE products. Net cost of revenue as a percentage of total revenues decreased from 67.13% in 2004 to 44.31% in 2005.

Gross Profit. We calculate gross profit as total revenues less cost of sales. Gross profit increased from $7,784 in 2004 to $62,399 in 2005. As a percentage of net sales, gross profit increased from 32.87% in 2004 to 55.69% in 2005. This increase resulted primarily from the higher gross margin associated with sales of our ZOE products than the sale of the IQ demonstration product.

Operating Expenses. Total operating expenses increased by $225,705, or 18.35%, from $1,229,916 in 2004 to $1,455,621 in 2005. Total operating expenses consisted of: (i) research and development, (ii) selling, general and administrative expenses, and (iii) depreciation and amortization.

Research and development decreased by $47,191, or 21.01%, from $224,612 in 2004 to $177,421 in 2005. The decrease in research and development expenses was primarily due to a decrease of $30,000 of consulting expenses in 2005 from 2004 relating to the development of our products

Selling, general and administrative expenses increased by $325,284, or 44.18%, from $736,283 in 2004 to $1,061,567 in 2005 and decreased as a percentage of net sales from 3,109% in 2004 to 947% in 2005. The increase in selling, general and administrative expenses was primarily due to increases of $116,919 in marketing expenses relating to the marketing of the E-Tag and litigation expenses of $139,603 in 2005 relating to the settlement of creditor claims in connection with the acquisition of Wantagh.

Depreciation and amortization decreased by $52,388 from $269,021 in 2004 to $216,633 in 2005. The decrease in depreciation and amortization was primarily due to the adjustment of amortization schedules as a result of the filing of patents for our technologies in foreign countries and the corresponding extension of the potential useful life of the patents, offset by increases in depreciation from the purchase of equipment.

Interest Expense. Interest expense increased by $74,562, or 29.63%, from $251,645 in 2004 to $326,207 in 2005. The increase in interest expense was primarily due to increased borrowings on loans and advances on our line of credit in 2005.

Net Loss. As a result of the foregoing, we reported a net loss of $1,473,777 and $1,728,467 in 2004 and 2005, respectively. Accordingly, we reported a net loss of $0.19 and $0.20 per share in 2004 and 2005, respectively.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through equity financings, capital contributions and loans from our affiliates, a line of credit from a financial institution, and cash generated from operations. Prior to 2006, we historically have experienced losses from operations, accumulated deficits, working capital deficiencies and stockholders’ deficiencies. We cannot assure you that we will be able to maintain or improve upon the status of our financial condition in the future.

As of September 30, 2006, we had a working capital of $1,529,974, compared to working capital deficits of $1,475,248 as of December 31, 2005 and $317,219 as of December 31, 2004. At September 30, 2006, we had an accumulated deficit of $3,007,437 and stockholders’ equity of approximately $1,714,723. At December 31, 2005, we had an accumulated deficit of $3,282,773 and a stockholders’ deficiency of $1,699,397. The increase in working capital and the decrease in our accumulated deficit in 2006 was primarily due to increases in cash flow of $3,001,284 from financings and cash receipts from government contract revenue of $1,764,000 in the nine months ended September 30, 2006. The increase in our working capital deficit in 2005 was primarily due to increases of $350,000 in borrowings on loans and $500,000 of advances on our line of credit in 2005.

Cash and cash equivalents were $2,258,100 as of September 30, 2006, as compared to $158,361 as of December 31, 2005.

During the nine months ended September 30, 2006, we had net income of $275,336. During the year ended December 31, 2005, we had a net loss of $1,728,467.

As of September 30, 2006, we had outstanding borrowings in the principal amount of $900,000 under the following revolving line of credit and note payable:

•
Unsecured note payable to Conrad Kalitta, one of our principal stockholders, in the principal amount of $400,000, the entire amount of which is outstanding and due and payable on December 1, 2007. Interest is payable monthly at the rate of 6% per annum. The note is personally guaranteed by Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors, Mark McAlpine, our Vice President, Legal Affairs and a director, and George Kelsey, David Marande and David Adams, each of whom is one of our principal stockholders.

•
Revolving line of credit with LaSalle Bank Midwest National Association (formerly Standard Federal Bank N.A) that allows us to borrow a maximum amount of $500,000, the entire amount of which has been drawn and bears interest at a rate of 7.25%. This line of credit expires on May 1, 2007 and is secured by all of our assets, including inventory, chattel paper, accounts, equipment, general intangibles and fixtures. The interest varies from time to time based on changes in the lender’s prime rate index, with interest payments payable on a monthly basis. In addition, this revolving credit facility is guaranteed by Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors.

At September 30, 2006, we did not have any material commitments for capital expenditures.

Net cash used in operating activities decreased to $254,283 in the nine months ended September 30, 2006 from $666,119 in the comparable period in 2005. This decrease primarily was due to the net income of $275,336 in the nine months ended September 30, 2006 as compared to the net loss of $1,297,869 in the comparable period in 2005, increases of $81,112 in depreciation and amortization and $35,519 of accounts payable and decreases of $147,392 in related party receivables and of $52,542 of inventory, offset by increases of $1,005,341 in accounts receivable, $11,982 of other current assets and $1,949 of deposits and decreases of $90,360 in accrued expenses and of $29,162 in amounts due to related parties in 2005 from 2004.

Net cash used in operating activities increased to $925,084 in the year ended December 31, 2005 from $311,012 in the year ended December 31, 2004. This increase primarily was due to the increase in net loss to $1,728,467 in 2005, as compared to $1,473,777 in 2004, decreases of $52,388 in depreciation and amortization and of $493,778 in related party receivables and increases of $40,194 in accounts receivable, $121,807 of inventory and $19,316 of deposits, offset by a decrease in other current assets and increases in accounts payable, accrued expenses and amounts due to related parties in 2005 from 2004.

We used $647,262 in investing activities in the nine months ended September 30, 2006, as compared to $35,727 in the comparable period in 2005. Net cash used in investing activities in 2006 primarily consisted of the purchase of equipment relating to the development of a prototype of the E-Tag and in 2005 primarily consisted of the purchase of equipment relating to our ZOE and IQ products.

We used $104,692 in investing activities in the year ended December 31, 2005, as compared to $36,416 in the year ended December 31, 2004. Net cash used in investing activities in each of these years primarily consisted of the purchase of equipment relating to our ZOE and IQ products.

Net cash provided by financing activities was $ 3,001,284 in the nine months ended September 30, 2006, as compared to $712,500 in the comparable period in 2005. In the nine months ended September 30, 2006, we received proceeds of $3,287,500 from a private placement in 2006. We made payments of $100,000 on notes to one of our affiliates, $148,716 as finder’s fees relating to our 2006 private placement and $37,500 on certain patent obligations. In the nine months ended September 30, 2005, we received proceeds of $370,000 from our line of credit, $350,000 from a loan from a non-affiliate and capital contributions of $30,000 from our equity holders. We made payments of $37,500 on certain patent obligations.

Net cash provided by financing activities was $1,132,776 in the year ended December 31, 2005, as compared to $339,610 in the year ended December 31, 2004. In 2005, we received proceeds from our line of credit of $500,000 and the $350,000 loan from a affiliate. We also received proceeds from the loan from Conrad Kalitta in the amount of $400,000 in 2004. In addition, we received cash from the sale of equity interests of $350,000 in 2005 and made payments of $17,224 as a finder’s fee relating to a loan in 2005. We also made payments on certain patent obligations of $50,000 in each of 2005 and 2004. In 2004, we also made payments of $10,390 on a note payable to a non-affiliate.

In the fourth quarter of 2006, we issued an aggregate of 731,640 shares resulting in gross proceeds to us of $1,829,100, or $2.50 per share.

We have a firm commitment from our underwriter, US EURO Securities, Inc., to assist us in the process of raising capital through this public offering of our common stock. We are offering units of our securities, consisting, in part, of 3,000,000 shares of our common stock at $___ per share, not including the underwriters’ over-allotment option for an additional 225,000 shares. The addition of cash from this public offering would provide us the ability to improve our liquidity position and provide capital to continue to expand our business. If we sell _____ shares in this offering, we would receive approximately $_______________, net of offering expenses, and if we sold the entire amount of the underwriters’ over-allotment option, we would receive approximately $_______________, net of offering expenses.

Although we believe that the net proceeds to be received by us from this offering and existing cash resources will be sufficient to finance our currently planned operations for at least the next 12 months, such amounts may not be sufficient to meet our longer-term cash requirements, including our cash requirements for the commercialization of our product candidates currently in development. We may be required to issue equity or debt securities or to enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected.

Recent Accounting Pronouncements

SFAS No. 151, “Inventory Costs.” Is effective for fiscal years beginning after June 15, 2005. This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing.”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Management does not expect the adoption of SFAS No. 151 to have a material impact on our financial statements.

SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” is effective from fiscal years beginning after June 15, 2005. This statements amends SFAS No. 66, “Accounting for Sales of Real Estate,”, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in American Institute of Certified Public Accountants Statement of Position 04-2, “Accounting for Real Estate Time-Sharing Transactions”. This statement is not applicable to us.

SFAS No. 123(R), “Share-Based Payment,” replaces SFAS No. 123, Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. We are required to apply this statement in the first interim period that begins after December 15, 2005. We are currently assessing the impact that the adoption of SFAS No. 123(R) will have on our results of operations and financial position.

SFAS No. 153, “Exchanges of Nonmonetary Assets” - an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions”, is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair-value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, and replaces it with an exception for exchanges that do not have commercial substance. We are currently assessing the impact that the adoption of SFAS No. 153 will have on its results of operations and financial position. In May 2005, the FASB issued Statement of Accounting Standards SFAS No. 154, “Accounting Changes and Error Corrections,” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes In Interim Financial Statements,” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors.

SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. Management does not expect adoption of SFAS No. 154 to have a material impact on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No.47 clarifies the meaning of the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope of the exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that are themselves derivative instruments. Management does not expect adoption of SFAS No. 155 to have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS No. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. We do not believe that SFAS No. 156 will have a material impact on our financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that the registrant has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which improves financial reporting by requiring an employer to recognize the over or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. This Statement amends Statement 87, FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, Statement 106, and FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” Upon the initial application of this statement and subsequently, and employer should continue to apply the provisions in Statements, 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 31, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. Early application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer’s benefit plans. Retrospective application of the Statement is not permitted. We do not believe that SFAS No. 158 will have a material impact on our financial position, results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not expect adoption of FIN 48 to have a material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of our balance sheet and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We are currently assessing the impact that the adoption of SAB No. 108 will have on our results of operations and financial position.

Inflation

Although management expects that our operations will be influenced by general economic conditions, we do not believe that inflation has a material effect on our results of operations.

Off-Balance Sheet Arrangements

We do not have any material transactions that meet the definition of an off-balance sheet arrangement.

BUSINESS

History of the Company

Noninvasive Medical Technologies, Inc., a Delaware corporation, or NMT, the registrant in this offering was formed on May 23, 2006. On September 27, 2006, Noninvasive Medical Technologies, LLC, a Michigan limited liability company, or NMT Michigan, merged with and into NMT with NMT as the surviving corporation. NMT Michigan was formed in the state of Michigan on October 21, 2003. On October 30, 2003, NMT Michigan acquired 100% of Wantagh, Inc., a Pennsylvania corporation, or Wantagh, from its shareholders, who were unaffiliated third parties prior to the time of the transaction, in exchange for a 15% membership interest in NMT Michigan. Wantagh owned the existing IQ inventory, development and manufacturing plans, component list and the Form 510(k) for the IQ.

Our Business

We are a medical device specification developer, manufacturer and marketer. Our two main products are the IQ2 and the ZOE. We currently generate revenues from sales of our ZOE product and from development contracts with the U.S. Government.

The IQ2, the latest iteration of our IQ technology, is an impedance cardiograph, or ICG, device that uses thoracic electrical bioimpedance, or TEB, to monitor hemodynamics (the blood flow, cardiac output, cardiac index, stroke volume, heart rate and other aspects of left ventricular performance). In addition, we are developing other noninvasive ICG diagnostic and monitoring devices utilizing our core technology for expansion into additional markets and as additional applications for our devices. We also market ICG sensors and electrodes, which are designed specifically to be used with our devices. We believe that our various devices enhance the clinician’s capability to objectively and accurately determine internal hemodynamic measurements noninvasively. Our proprietary technology provides medical professionals with noninvasive access to objective patient data in order to effectively assess, diagnose and treat heart failure, high blood pressure, shortness of breath, trauma, patients with a pacemaker End Stage Renal Disease, or ESRD patients. In the case of critically ill patients, whose diagnoses have historically required an invasive technique called pulmonary artery catheterization, or PAC, we believe that our technology reduces or eliminates the need for PAC, because it can obtain the same diagnostic information as PAC by using our noninvasive technology.

Our fluid status monitor device, known as the ZOE, measures hydration in a patient, to determine whether or not the patient is dehydrated or retaining fluids. By quantifying fluid volume status, clinicians can optimize medical regimens and hydration critical in the management of heart failure patients, hypertension patients and ESRD patients, athletes, soldiers or other individuals at risk for severe or recurrent dehydration. To our knowledge, there is no other device that noninvasively provides the clinician with only an objective assessment of a patient's hydration status. Prior to the invention of the ZOE, clinicians had to draw blood or wait for dehydrated patients to urinate, in order to determine an actual level of hydration. Thus, we believe that our technology allows the clinician to obtain hydration information more readily and rapidly than these alternate methods.

Our business operates in two business units or divisions: our commercial products division and our military projects division. Our two divisions are distinguished by their management structure, products and services offered, markets served or to be served and types of customers.

Our commercial products division focuses on the marketing and sale of the IQ2 and the ZOE to physician offices, clinics, hospitals and home health care agencies. Since the formation of the company, we have only sold a limited number of our products, as we have focused on research and development. We have marketed, sold and continue to sell the ZOE in the United States and India through our distributors. Once we have completed this offering and obtained regulatory compliance for the new iterations of both our devices, we intend to aggressively market our products on a worldwide basis.

Our military products division focuses on developing healthcare technology for persons in combat and for veterans of the military. We have entered into agreements with the U.S. Department of Defense, or the DOD, to develop technologies to assist in providing medical care for members of the U.S. military while they are in combat. These contracts involve the modification of our existing technology and the development of new technologies for DOD applications. Upon completion of development, we intend to market these newly modified and developed technologies to the DOD and, where applicable, in civilian markets.

Medical Conditions Needing Noninvasive Diagnostic Evaluation and Monitoring

The medical profession has a need for monitoring devices with the capability to noninvasively measure the mechanical outut of the heart, hemodynamics and fluid status. This need arises in connection with the fact clinicians face several major problems in determining how best to treat patients with artery blockages, heart failure, high blood pressure, shortness of breath, a pacemaker, and kidney dialysis, as well as in trauma and other emergency situations. One of the largest problems faced by clinicians is obtaining specific objective data to assist the medical professional in accurately determining early appropriate therapeutic intervention. The IQ technology allows clinicians a noninvasive look into a patient’s hemodynamic health.

Impedance cardiography has been explored and researched over the last half century as an alternative to invasive hemodynamic monitoring. However, only since the early 1990’s has this noninvasive continuous technology become clinically useful in the accurate evaluation and management of a patient’s hemodynamic status. The patented three-dimensional signal process used by the IQ impedance cardiograph offers utility in many clinical settings across the care continuum from the emergency scene, to the critical care unit, outpatient clinics, physician offices and even into the home. For instance, the IQ may be used in the emergency room or trauma unit for early detection of internal bleeding before symptoms arise. In addition, emergency patients presented with shortness of breath may be placed on the IQ so that clinicians can quickly determine whether symptoms are cardiac or pulmonary in origin. Alternatively, in the home environment, the IQ has been used by homecare nurses to help monitor patients receiving difficult to manage intravenous infusions or IV medications in order to keep cardiac patients stable while awaiting heart transplants.

Impedance cardiography measures the resistance of the blood flow to electrical current. Blood and fluid in the lungs are the most conductive fluids within the chest. Consequently, changes that occur in flow, volume, time and frequency allow the technology to measure important assessment parameters that are necessary to evaluate patient hemodynamic health.

Hemodynamic health refers to changes in blood flow, volume and power associated with the heart beat. The IQ impedance cardiograph reports a set of assessment values that create an individualized hemodynamic portrait that the clinician can have within two minutes of monitor application. The IQ uses a patented three-dimensional signal processing algorithm unavailable to any other ICG technology, which we believe provides a more consistent and accurate hemodynamic measurement. The three dimensional signal processing capability, available only within the IQ , is important because we believe that it is the only ICG technology that is able to measure the blood flow inconsistencies associated with unhealthy or an imperfect heart and vessels. These blood flow inconsistencies are associated with common, yet difficult to manage, chronic conditions, such as heart failure, end-stage kidney disease, congenital heart defects and high blood pressure. In addition, the IQ quickly provides assessment and evaluation for efficient trauma intervention that greatly improves medical outcomes.

In addition, the IQ can lower health care costs in that we believe that the cost of using our product will be less than that of invasive procedures or competitive technologies. The IQ can also reduce procedure times because it is entirely noninvasive, and requires only the application of electrodes on the patient. The IQ  offers immediate availability of vital, real-time, continuous hemodynamic data, which can be relevant to multiple clinical applications. The IQ predictive capabilities identify early decompensation or worsening of health before outward signs and symptoms are present. Some of these conditions include, but are not limited to:

•	Heart failure;

•	End stage renal disease;

•	Congenital heart defects;

•	Coronary artery disease;

•	High blood pressure;

•	Trauma assessment;

•	High risk surgical patients; and

•	Patients with fluid management problems.

Among other things, ICG eliminates complications resulting from PAC. PAC is only used in sterile critical care settings such as surgical suites, and is the primary alternative method for measuring hemodynamic data to help manage these conditions.

Heart Failure. Heart failure is a common significant medical condition in the United States. Heart failure occurs when the heart is unable to adequately contract and thus pump enough blood to meet the body’s need for oxygen. As blood flow out of the heart slows, blood returning to the heart through the veins backs up causing congestion in the lung tissues and the abdomen which can also cause swelling in the extremities. This can result in incapacitation and possibly death.

Patients with heart failure need to be monitored closely. This often means having monthly medical follow up appointments in order to determine the underlying cause and correct treatment. Regular diagnostic tests are required, such as echocardiograms so as to gauge the progress of the disease. Hospitalization is required for acute congestive heart failure. Congestive heart failure occurs when the heart fails due in part to fluid backing up into the lungs literally causing patients to drown in their own fluid. Hospitalized patients, such as those with congestive heart failure, may receive oxygen and intravenous medications. Unstable patients receiving several medications usually also require hemodynamic monitoring with Swan-Ganz catheterization or PAC in the critical care unit.

Approximately 5,000,000 U.S. citizens suffer from heart failure. With appropriate medical care, most heart failure patients can be managed with medication and dietary regimen. However, many heart failure patients are frail or elderly. These patients become symptomatic with minor variations in diet, physical activity, stress or medication management resulting in congestive heart failure and emergent medical access. Hospitalization for congestive heart failure is the second most costly admitting diagnosis in the Medicare program. In our opinion, the use of our technology in diagnosing and monitoring heart failure patients would increase the accuracy of diagnosis, the speed of such diagnosis and potentially reduce the cost of care.

Shortness of breath. Shortness of breath, or dyspnea, is a common problem in the outpatient primary care setting. Establishing a diagnosis can be challenging because dyspnea appears in multiple diagnostic categories. Underlying disorders range from the relatively simple to the more serious, which are best addressed in an emergency department. Timely assessment, diagnosis and initiation of appropriate therapy play an important role in controlling the commonly associated anxiety. Family physicians used to be prepared and equipped to triage, manage, and stabilize patients with acute dyspnea, the IQ provides physicians with a tool for this purpose.

Kidney Disease and End-Stage Renal Disease. Healthy kidneys clean the blood by filtering out extra water and waste. The kidneys also make hormones that keep bones strong and blood healthy. When kidneys fail, the body retains fluid and harmful waste, blood pressure rises and red blood cell production falls off dramatically, resulting in the immediate need for dialysis or for a replacement kidney. Kidney disease has become the ninth leading cause of death and one of the most expensive chronic diseases to treat. Kidney disease can range from mild dysfunction to severe failure and is often progressive, sometimes taking 10 to 20 years before the reduction in function requires replacement of kidney function to preserve life.

Since there is no cure for chronic renal failure (except for a kidney transplant), treatment focuses on controlling the symptoms, minimizing complications and slowing the progression of the disease. Typical treatments include addressing blood sugar and blood pressure issues with medication; implementing dietary changes to reduce potassium, phosphorus, sodium and protein; and restricting fluid intake to minimize the work required of the kidneys. However, over time, kidney damage will advance until function essentially ceases. At this point, the patient is classified as having end-stage renal disease or ESRD and requires either a kidney transplant or regular dialysis to avoid complications that are life threatening. According to the National Institutes of Health:

•	approximately 400,000 Americans suffer from ESRD, and this number is expected to double by 2010;

•	approximately 55,000 patients are waiting for a kidney transplant; and

•	between 70,000 and 80,000 ESRD patients die each year.

Most ESRD patients in the U.S. undergo dialysis three times per week, with each session lasting three to four hours. Kidney patients retain significant amounts of fluid and must be closely monitored for fluid build up. We believe that our technology may assist physicians in fulfilling this monitoring role.

Trauma. A 2002 study of hemodynamic optimization using the IQ to guide therapy among trauma and high risk surgical patients found that when hemodynamic monitoring was implemented early and aggressively, mortality and organ failure were significantly reduced. This study analyzed results of multiple research studies using impedance cardiographs for hemodynamic monitoring. The study demonstrated that the greatest benefit of the technology for trauma patients was early utilization as opposed to later implementation. The study found that the IQ, which can be placed on a patient upon emergency room admission for data collection and trend analysis, is more effective than allowing the patient to wait until the patient can be transferred to a sterile critical care environment for invasive hemodynamic monitoring with a pulmonary artery catheter.

The advantages of our proprietary technology are not limited to the hospital or the critically ill. In many cases where PAC is impractical, but where the measurement of hemodynamic parameters is the single most important factor in victim survivability, we believe that our IQ and ZOE products provide an effective and reliable solution for the treatment of trauma victims.

Pulmonary Artery Catheterization

Pulmonary artery catheterization, or PAC, was introduced in the early 1970’s. Despite its limitations, costs and risks, PAC remains the most commonly used technology for monitoring cardiac output. We believe that as many as two million PAC procedures are performed annually worldwide.

PAC is an invasive procedure that requires insertion of a catheter (plastic tube) into the heart itself to measure cardiac output which is a measure of the volume of blood being pumped by the heart in one minute. By measuring a patient’s cardiac output, physicians are able to assess current physical status and monitor the patient’s response to therapy. The catheter is introduced through a large vein, often the internal jugular, subclavian or femoral veins, and from its entry site, is threaded through the right atrium of the heart, the right ventricle and subsequently into the pulmonary artery. The procedure is highly invasive and poses substantial risk of complications that can be life threatening. In addition, the procedure is very expensive, costs several thousand dollars and requires a board certified cardiologist to implement. PAC is distinguished from diagnostic and therapeutic procedures involving the left side of the heart, which are used to assess whether coronary artery blockages exist.

Complications associated with this procedure, as reported by the Centers for Disease Control, occur in as many as one in four reported cases and typically include irregular heartbeats or infection. In some cases however, the pulmonary artery can rupture and death can result. In 2002, the Centers for Disease Control estimated that there were 250,000 intravascular catheter-based bloodstream infections annually, resulting in an estimated 50,000 deaths, with a marginal cost to the health-care system of $25,000 per infection per year.

Because of the high risk of complications, physicians generally prescribe PAC only for critically ill patients. In the non-sterile environment of a physician’s office or outpatient clinic, PAC is not an option. As a result, in the majority of situations, a physician seeking to assess cardiac output normally must do so through indirect means such as blood tests and urine tests. Medical research has focused on developing approaches that are either less invasive or noninvasive yet capable of equal, if not superior, results in measuring cardiac output. The noninvasive approach offered by our technology is easier, quicker and more cost effective than PAC. In addition, our technology eliminates the risks of complications associated with PAC.

Echocardiography

In addition to PAC, another costly and invasive procedure currently used by clinicians for monitoring cardiac output is echocardiography. Echocardiography is a procedure in which ultrasound is taken of the heart. Ultrasound produces two-dimensional or three dimensional images of the cardiovascular system, so that a physician can see the structure and function of the heart. An echocardiogram can also produce an assessment of the velocity of blood and cardiac tissue at any arbitrary point within the heart and blood vessels. This allows an assessment of cardiac valve areas and function, any abnormal communications between the left and right side of the heart and any leaking of blood through the valves, as well as a calculation of the cardiac output and the ejection fraction.

Transesophageal echocardiography, is the most accurate form of echocardiography because it allows close visualization of the heart. Transesophageal echocardiography is implemented through the insertion of a specialized scope into the patient’s esophagus, which takes picture inside the patient. Because the esophagus is located behind the heart, a transesophageal echocardiography provides clear images of the heart, but may require sedation and a local anesthetic lubricant for the esophagus.

Our Solution

Cardiac Output Monitoring Overview. The core of our technology is providing noninvasive devices that are able to measure the patient’s assessment data and convert it to valuable diagnostic information. The IQ uses a patented three dimensional signal processing algorithm that allows the device to measure time, frequency and power of blood flow as it exits the heart. This patented algorithm provides greater measurement consistency and accuracy, as compared to the IQ’s two-dimensional algorithm competitors. Two dimensional signal processing only allows an estimate of blood flow. We believe that the IQ, as the only three dimensional signal processing hemodynamic monitor on the market, is more accurate and consistent than its competitors.

Diagnostic Need Overview.  In the commercial applications of our technology, we are focused on facilitating the cost-effective use of these technologies across the care continuum from the physician's office to the emergency room and critical care unit to care in clinics and at home.

Our IQ Device. Our core technology is the IQ. The IQ is designed to assist the physician in obtaining needed medical data about a patient’s blood flow and converting that data into meaningful information. The IQ works by measuring electrical impedance changes throughout the thorax, as aortic blood flow increases and decreases in response to each heartbeat. IQ’s patented signal processing algorithm plots power, time and frequency of impedance changes to create a three dimensional view of cardiac function. This data tells physicians the force of the blood flow, the time it takes for the blood to go through the cardiac cycle and the volume of the blood that travels through the heart during one cycle. This unique three dimensional analysis reveals critical information about irregular blood flow as opposed to estimates displayed by other two dimensional technologies. This information provides the physician with a snapshot of a patient’s heart at any given moment in time. By continuously monitoring this information, a physician can identify changes in a patient’s heart early, before outward symptoms appear. For example, the IQ product may be used in and may be used for:

•	of patients with fluid and diuretic management problems;

•	Determining whether or not the patient is experiencing internal bleeding, even before symptoms associated with blood loss occur;

•	Differentiation of whether symptoms of a patient reflect a cardiac cause or a pulmonary cause;

•	Optimization of the use of pacemakers by determining whether the pacemaker is on the proper timing setting;

•	Monitoring of continuous medications used to enhance or improve cardiac performance;

•	Evaluation for rejection in patients with a heart transplant;

•	Provides critical information necessary to accurately prescribe medications in patients with hypertension;

•	Improving outcomes in patients with heart failure through early identification of fluid status change;

•	Assisting in fluid management and identifies signs of internal bleeding in post surgical patients;

•	Improving outcomes in patients with end stage renal disease;

•	Monitoring Managing patients with coronary artery disease; and

•	Monitoring recurrent dehydration.

The IQ may be used in various diagnostic settings to identify the cause of elevated blood pressure and determine the best treatment choice for effective blood pressure management. This knowledge is critical for choosing the correct treatment regimen, such as the prescription of a beta blocker, diuretics or ace inhibitors to improve patient outcomes. We believe that our technology provides the most accurate information for purposes of identifying these conditions to practitioners in an office setting.

Advances in our IQ Device. We are not currently marketing the IQ. We have been developing a more advanced version of our technology, known as the IQ2 which will be smaller and faster than the prior iterations of the IQ2, but will have the same functionality and diagnostic benefits. The IQ2 has redesigned hardware and software to improve the user interface and reduce human error in utilizing the product. The improved hardware also will allow the system to retain information and continue to monitor a patient during the event of power interruption or failure. The IQ2 is Microsoft Windows based, and thus, compatible with both military and commercial applications. It weighs less than 15 pounds, and consists of a 15”, 32 bit color touch screen which automatically adjusts its brightness relative to the lighting of the room. In addition, the screen senses when the unit is rotated, and the display automatically orients so that it is always right side up. We have not yet obtained FDA, CSA and CE approval for this new version of the IQ, but we intend to begin the application process in 2007.

Our ZOE Device. We developed the ZOE for fluid status monitoring, based upon the IQ technology. The ZOE provides a quick and easy evaluation of a patient’s fluid volume, indicating excessive fluid or dehydration. The ZOE monitor measures base thoracic impedance. By quantifying fluid volume status, clinicians can optimize medical regimens and hydration critical in the management of heart failure patients, hypertension patients, ESRD patients, athletes, the military or other individuals at risk for severe or recurrent dehydration. In addition, the ZOE provides a practical method for monitoring the status of heart failure patients outside of a hospital setting, with the goal of intervening before the onset of acute heart failure. This devise is easy-to-use and portable, which detects increases in body water of patients with heart failure, before hospitalization is necessary and permits adjustments in medication and/or diet in time to prevent an episode of congestive heart failure. We believe that the ZOE can be used in field settings to identify early dehydration or water intoxication.

Advances in our ZOE Device. We are currently developing a wireless version of the ZOE. The current version of the ZOE is designed for home or field monitoring of patients in outpatient environments. We are in the process of modifying the technology in order to make the device smaller, lighter and more durable, as well as allowing it to be wireless.

How our devices work.  The technology of the IQ and ZOE works by placing electrodes on a patient’s body. A current is passed through the electrodes, at a relatively high frequency and a very low amperage. Thoracic impedance is calculated and the unit displays the average impedance value for comparison with baseline values previously established when the patient was in a known, stable condition, to determine if differences are within established tolerances. The impedance of a user’s body is a function of the amount of body fluids in a user. Thus, a measure of the impedance of a user at any given time, as compared to the user’s base levels, can also be used for other purposes, such as determining relative hydration levels and/or fluid loss or retention in individuals such as athletes and dieters. In addition to measuring hydration, our IQ also, through our three dimensional signal processing, analyzes ICG waveforms and calculates significant hemodynamic parameters.

The IQ and ZOE, feature a portable design, transportable battery and integrated blood pressure. The IQ and ZOE are sold with a pole cart, printer and keyboard for end user data entry and includes a standard one-year warranty.

Our ETag. In January 2006, we entered into an agreement with the U.S. Government to develop a prototype for an individual electronic casualty tag, or the ETag. The ETag is a casualty management system that improves the outcomes and ability for intervention for a medic and casualties in a military combat environment. The ETag is a small assessment device, approximately the size of a credit card, which measures, stores and transmits important individual physiological parameters, such as heart rate, respiratory rate and cardiac output. The ETag transmits information to the medic, and by virtue of the transmission, tells the medic the level of the casualty and the location of the casualty. In a military combat environment, a solider would wear the ETag, while the medics would wear a belt which contains a secure radio that would receive transmissions from the ETags in the field. In the event that soldiers become injured, their ETags would transmit the physiological parameters of each soldier to the medic, as well as information on the soldiers' location. Utilizing this information, the medic would then be able to assess both the health status of each soldier and the soldiers' relative location to the medic. All technical milestones associated with this government contract have been met and we are now working to test the ETag for all necessary military specifications in order to meet production orders anticipated in 2007.

Our NCIQ. The NCIQ is the commercial application of the DOD patent pending ETag, and is being developed as a patient monitoring tool to be used in casualty situations. This device measures, stores and transmits important individual physiological parameters, such as heart rate, respiratory rate and cardiac output. The product specifications for the NCIQ call for a small unit approximately the size of a credit card. This unit will be able to be held up to a patient’s chest, and to transmit the patient’s physiological data to a remote location, without the need for electrodes, cables or AC power. The goal of the NCIQ is that the patient’s physiological data will arrive at the care facility before the patient.

We estimate that completion of the NCIQ and submission to the FDA will occur in the second or third quarter of 2007. Immediately after regulatory approval is received, we will market the NCIQ to all types of medical care providers, including first responders, hospitals, EMT, homeland security, law enforcement and the home care industry.

Disposables

We have designed cables and sensors to be specifically used with our products. Our electrodes contain a polymerized hydrogel formulation. These disposables are designed to optimize the data collection from the use of our technology. If a customer fails to utilize our designated disposables, such customer may not rely upon the data collected. Further, failure to use our disposables voids our warranty on our products. We warranty the disposables for 90 days after purchase by the end user of our disposables. We have generated limited revenues from sales of disposables associated with the use of our IQ and ZOE products.

Database

We own a database of approximately 30,000 readings taken of severe trauma victims, along with the treatments given to those patients and the resulting change in their survivability. This database allows us to accurately predict patient survivability and suggest positive treatments by comparing a current trauma victim to other patients with similar hemodynamic patterns. Studies show that treating a patient to improve hemodynamics rather than treating the injury is much more critical to patient survival. We plan to incorporate the information from this database into a later version of the IQ, so as to make the IQ a more effective diagnostic tool, by providing a frame of reference for any data generated by the IQ.

Manufacturing

Although we are an FDA approved medical device specification developer manufacturer, we outsource manufacturing while improving our technology through technology development projects with the DOD. Currently, a third party, Creative Electronics and Software Inc., manufactures our ZOE unit, and we are currently in negotiations with them to manufacture our IQ2.

Intellectual Property

Patents and Proprietary Technologies. We protect our proprietary rights from unauthorized use by third parties to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our success, to some extent, depends on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and proprietary technology and to operate without infringing upon the patents or proprietary rights of others.

Patents and other proprietary rights are a key element of our business. Our policy is to file patent applications and to protect the technology, inventions and improvements of our inventions that are commercially important to the development of our business. As patents expire and expose our inventions to public use, we may seek to mitigate the impact of such expirations by making improvements on the inventions embodied in the expiring patents. Our strategy has been to apply for patent protection for enhancements and applications of various aspects of our technologies and their discovered uses that are believed to have potential commercial value in countries that offer significant market potential. We own over sixteen domestic and international patents that protect our algorithms and equipment. In measuring flow, three dimensions must be measured; frequency, amplitude and timing. We believe that our patents prevent other companies from utilizing three dimensional signal processing analysis to directly measure blood flow and cardiac output. In September 2006 we filed four provisional patents with the U.S. Patent and Trademark Office.

From time to time, we seek to acquire or license technologies from third parties that can broaden our product and service offering. In November 2003 we purchased from Drexel University, its entire right, title and interest in certain patents, as well as unpatented intellectual property, including, but not limited to, drawings, plans and computer source code, or the Drexel Technology. The payment terms for the acquisition of this technology was $86,565 which was paid at signing, 2.5% of net sales of covered products (the IQ and the ZOE) payable quarterly, and 10% of sub-license fees, payable quarterly. The total payments will cease when we have paid Drexel a cumulative amount of $4,000,000 in royalty payments, sublicense and initiation fees. As of January 9, 2007, we had paid Drexel an aggregate of $249,065. Also, as part of the purchase agreement, we granted a nonexclusive license to Drexel to continue use of the intellectual property for educational and research purposes only. Drexel granted us a right of first refusal for the purchase of additional technologies and patents that are developed as a result of this license.

On March 6, 2006, we entered into an Exclusive License and Royalty Agreement with Life Signs Detection Systems, Inc., or LSDS, to help provide us with radar impedance interrogation technology or the LSDS Technology. We have paid LSDS $300,000 and we have agreed to pay royalty payments as a percentage of the net profit from E-Tag sales to the DOD. LSDS will receive a royalty of 5% of the actually paid gross sales of any derivative products that incorporate LSDS’s technology, such as the ETag, but in no event will such royalty payments exceed 50% of the actual net profits on annual commercial sales. LSDS has provided us with a perpetual license to use and develop the LSDS Technology. We will have full ownership of any derivative technologies that we develop using the LSDS Technology, and LSDS must obtain our express written consent prior to developing or encumbering any rights or interests in the LSDS Technology on behalf of third parties.

We also rely on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect our intellectual property rights pertaining to our products and technology.

Many of our products and services are offered under trademarks and service marks, We believe our trademarks will encourage customer loyalty and aid in the differentiation of our products from competitors. We have trademark registrations for the ZOE and IQ.

Customers

For the years ended December 31, 2005 and 2004, approximately 98% and 97% of our sales were made to two customers and one customer, respectively. For the nine months ended September 30, 2006 and 2005, approximately 99% and 97% of our sales were made to two customers. During the nine month period in 2006, we received all of our contract revenue from SES through our agreement with the DOD. SES designs and manufactures high-tech equipment for the Department of Defense.

Government Regulation

Our commercial products, products waiting to be submitted for approval (such as the E-Tag and new versions of the IQ and the ZOE) and our research and development activities are subject to regulation by numerous governmental authorities, principally, the FDA and corresponding state and foreign regulatory agencies. The Food and Drug Modernization Act of 1997, or the FDA Act, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the pre-clinical and clinical testing, design, manufacture, safety, efficacy, labeling, storage, record keeping, advertising and promotion of medical devices and drugs, including the products currently available to be marketed by us. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

United States Product Regulation / FDA Approval. In the United States, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls (i.e. labeling, pre-market notification and adherence to the FDA's Good Manufacturing Practices, or GMP, requirements and quality system regulations, or QSR). Class II devices are subject to general and special controls (i.e. performance standards, post-market surveillance, patient registries and FDA guidelines). Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (i.e. life-sustaining, life-supporting and implantable devices, or new devices, which have been found not to be substantially equivalent to legally marketed devices).

Before a medical device can be marketed, such as our IQ and ZOE, marketing clearance must be obtained through a premarket notification process under Section 510(k) of the FDA Act or a pre-market approval, or PMA, application under Section 515 of the FDA Act. A 510(k) clearance will typically be granted by the FDA, if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed Class I or II device or a pre-amendment Class III device (i.e. one that has been marketed since a date prior to May 28, 1976), for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence, which may include a requirement to submit human clinical trial data. It generally takes 4 to 12 months from the date of a 510(k) submission to obtain clearance, but it may take longer.

A pre-market approval application may be required if a proposed device is not substantially equivalent to a legally marketed Class I or II device, or for certain Class III devices. A pre-market approval application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests and laboratory and animal studies. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The pre-market approval process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made for purposes of obtaining a 510(k) clearance. A "not substantially equivalent" determination, or a request for additional information, may prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions.

We are also or may become subject to various other federal, state, local and foreign laws, regulations and policies relating to, among other things, safe working conditions, good laboratory practices, and the use and disposal of hazardous or potentially hazardous substances used in connection with research and development. Failure to obtain regulatory approvals where appropriate for our product candidates or to attain or maintain compliance with quality system regulations or other manufacturing requirements would have a material adverse effect on our business, financial condition and results of operations.

The FDA has issued 510(k) approval for the IQ and ZOE. The IQ received 510(k) clearance on the basis of substantial equivalence to other devices that had received prior clearance or were otherwise permitted. We completed clinical trials of the ZOE at Yale University, Georgetown University and the University of Southern California and achieved FDA approval for the ZOE within a six month period. We have not yet obtained FDA approval for the IQ2.

A FDA 510(k) addendum application for our IQ2 is necessary because we have made modifications to the original IQ design. Certain modifications to a device with FDA 510(k) clearance may require that a 510(k) addendum submission be made. We believe that we have modified our IQ to improve its effectiveness, and thus, an addendum submission is required. However, we will claim substantial equivalence to the IQ, and we intend to provide supporting data to show that the new device is not only as safe and effective as the predicate device, but superior as well. Because our IQ2 device is based on our IQ, which has already obtained 510(k) clearance, we believe that the 510(k) addendum approval process will be less rigorous and timely than if we were applying for approval for a new device.

Electrical Safety Certification. Prior to receiving 510(k) approval by the FDA, electrical safety certification must be obtained. This certification may be obtained in a number of ways, depending on the market we want to penetrate. Underwrites Laboratories, Inc. or UL is an independent, not-for-profit, product-safety testing and certification organization. The IQ has UL certification, but the IQ2 has not yet received it. An alternative to receiving UL certification is to receive the CSA Mark, which is a certification by the Canadian Standards Association. This certification allows electrical medical equipment to be used in a clinical setting anywhere in North America. The ZOE received this mark on September 13, 2004. The IQ2 has also not yet received CSA certification.

In order to sell electrical medical devices into Europe, CE certification must be obtained. A CE mark represents evidence that the device meets all European Community or the EC directive requirements. We have received CE certification for the ZOE. We will be seeking certification to authorize us to affix a CE mark to the IQ2 during the next electrical safety certification process slated for the first quarter of 2007. Once received this will enable us to market the IQ2 and ZOE in all of the member countries of the European Union, or EU. We also will be required to comply with additional individual national requirements that are outside the scope of those required by the EU. Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution.

Ongoing Regulation. If clearance or approval is obtained, any device manufactured or distributed by us will be subject to pervasive and continuing regulation by the FDA. We are subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, GMP requirements, Medical Device Reporting, or MDR, regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on our business, financial condition and results of operations.

If the FDA believes that a company is not in compliance with the law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against that company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of our products are subject to change.

In complying with GMP and QSR regulations, our manufacturers must continue to expend time, money and effort in product, record keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects device-manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. The FDA, under GMP guidelines, requires us to carry certain inventories of our devices for emergency medical service. Typically, major service problems must be responded to within 24 hours. We are not required by any regulatory body to keep inventories on hand to meet service or delivery issues. Our failure, and our manufacturers’ failure, to comply with the GMP regulations or other FDA regulatory requirements could have a material adverse effect on our business, financial condition or results of operations.

Third Party Reimbursement in the United States. In the United States, healthcare providers, including hospitals and physicians, that purchase devices with medical applications for treatment of their patients, generally rely on third-party payers, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these devices. A particular treatment is generally purchased by hospitals, which then bill various third-party payers, such as government programs and private insurance plans, for the healthcare services provided to their patients. Third-party payers may deny reimbursement if they determine that a prescribed device has not received appropriate regulatory clearances or approvals, is not used in accordance with cost-effective treatment methods, as determined by the payer, or is experimental, unnecessary or inappropriate. Third-party reimbursement depends upon decisions by Centralized Medicare Services, or CMS, for Medicare, as well as by individual health maintenance organizations, private insurers and other payers.

Certain third-party payers, such as Medicare, determine whether to provide coverage for a particular procedure and then reimburse hospitals for inpatient medical services at a prospectively fixed rate based on the diagnosis related group, or DRG, to which the case is assigned. DRG assignment is based on the diagnosis of the patient and the procedures performed. The fixed rate of reimbursement established by Medicare is independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other third-party payers are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. For this reason, it is important that the hospital and physician providers, the insurance industry, the health plan underwriters, employers and patients understand the clinical and economic benefits of the use of the IQ and the ZOE, as indicated by the 510(k) studies. These study results are concurrent with the quality of care and economic issues currently driving the healthcare market. The market for our products also could be adversely affected by future legislation to reform the nation's healthcare system or by changes in industry practices regarding reimbursement policies and procedures. Furthermore, no assurance can be given that the Health Care Finance Administration, or HCFA's, policy change will result in the generation of revenue to us.

Third-party payers that do not use prospectively fixed payments increasingly use other cost-containment processes that may pose administrative hurdles to the use of our products. Potential purchasers must determine whether the benefits of our products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

The success of our marketing plan for the ZOE currently depends on, among other things, the ability of healthcare providers to obtain satisfactory reimbursement from third-party payers for medical procedures in which these devices are used. Currently the ZOE is not reimbursed by third-party payers for medical procedures in which these devices are used. In November 2000, CMS established a uniform national pricing level for the use of our equipment. In January 2002, the American Medical Association issued a formal Current Procedural Terminology procedure code for the IQ and impedance cardiography. Under this code, noninvasive diagnosis or monitoring of hemodynamics in patients with suspected or known cardiovascular disease is reimbursable from third-party payers. IQ monitoring is also reimbursable for patients with a need for fluid management and post heart transplant myocardial biopsy patients.

In December 2002, CMS initiated a reconsideration of ICG’s indications for use. In January 2004, CMS issued an updated national coverage determination. Of the six indications previously indicated, five are substantially unchanged. These five current CMS indications are as follows:

•	Optimization of fluid management in patients with heart failure;

•	Differentiation of cardiogenic from pulmonary causes of acute dyspnea;

•	Optimization of atrioventricular (A/V) interval for patients with A/V sequential cardiac pacemakers;

•
Monitoring of continuous inotropic therapy for patients with terminal heart failure, when those patients have chosen to die with comfort at home, or for patients waiting at home for a heart transplant; and

•	Evaluation for rejection in patients with a heart transplant as a predetermined alternative to a myocardial biopsy.

The remaining indication, “suspected or known cardiovascular disease,” has been revised to specifically allow CMS carrier discretion in the coverage of resistant hypertension. Resistant hypertension is defined by CMS to include patients with uncontrolled blood pressure (greater than or equal to 140 mm Hg systolic blood pressure and/or 90 mm Hg diastolic blood pressure) on three or more anti-hypertensive medications. This change served to restrict the number of hypertensive patients eligible for CMS reimbursement for ICG monitoring.

We continue active discussions with CMS and private insurers to maintain and expand reimbursement indications for ICG and fluid status monitors.

Medicare reimbursement rates for an IQ procedure vary from state to state.  The IQ procedure requires approximately ten minutes.  Insurance reimbursement for this procedure ranges between $45 and $85.

International Product Regulation. Our contract manufacturer has received International Standards Organization, or ISO certification for both our IQ and ZOE product lines (ISO/EN46001), which is a requirement for sale of the product in the EU.

Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution. Furthermore, changes in existing regulations or the adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. There can be no assurance that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations.

The time required to obtain approval for sale in various foreign countries may be longer or shorter than that required for FDA approval for sales in the United States, and the requirements may differ. In addition, there may be foreign regulatory barriers other than premarket approval.

Since we have obtained the CE mark approval for our ZOE product, we will be subject to continued supervision by the notified body and will be required to report any serious adverse incidents to the appropriate authorities. We also will be required to comply with additional national requirements that are outside the scope of European Economic Area, or EEA, regulations.

Foreign Third Party Reimbursements.  If we obtain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets would be dependent, in part, upon the availability of reimbursement within prevailing healthcare payment systems in foreign countries. Reimbursement and healthcare payment systems in international markets vary significantly by country, and by region within some countries, and include both government sponsored healthcare and private insurance. Although we intend to seek international reimbursement approvals for our devices, there can be no assurance that any such approvals will be obtained in a timely manner, if at all and the timing of seeking such approvals has not been determined. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of our products in the international markets in which such approvals are sought.

We believe the overall escalating cost of medical products and services has led, and will continue to lead, to increased pressures on the healthcare industry, both foreign and domestic, to reduce the cost of products and services, including products offered by us. There can be no assurance in either the United States or international markets that third-party reimbursement and coverage will be available or adequate, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payers will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis. The unavailability of third-party payer coverage or the inadequacy of reimbursement could have a material adverse effect on our business, financial condition and results of operations. In addition, fundamental reforms in the healthcare industry in the United States and Europe continue to be considered, although we cannot predict whether or when any healthcare reform proposals will be adopted and what impact such proposals might have.

Reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems, as well as government managed systems. There can be no assurance that reimbursement for our products will be available in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for procedures using our products. Failure by hospitals and other users of our products to obtain reimbursement from third-party payers, or changes in government and private third-party payers' policies toward reimbursement for procedures employing our products, would have a material adverse effect on our ultimate business prospects. Moreover, management is unable to predict what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have.

Clinical Studies

IQ Clinical Studies. The original IQ clinical studies that were reported to and accepted by the FDA, were conducted in 1989 at Temple and Drexel Universities by Dr. Van DeWater and Dr. Xiang Wang. The IQ data was compared to PAC thermodilution cardiac output. Using 144 sets of data from 10 healthy volunteers, 4 critically ill patients, and 8 healthy exercising volunteers, calculations of cardiac output were made using our system as compared to PAC and the results favorably compared to each other. From 20 patients at two different hospitals all with Swan-Ganz catheters in their hearts, 65 sets of data were collected comparing our system to the standard thermodilution technique. The results demonstrated a strong correlation in both accuracy and consistency of the two techniques.

Since the original IQ clinical studies were conducted, ten additional validation studies have been completed by various researchers. These studies also compared IQ measurement of cardiac output with invasive measurement techniques. These studies showed that the IQ correlates well with other medically accepted forms of cardiac output measurement which are invasive.

ZOE Clinical Studies. From March through April 2004, we supported two different clinical studies of our ZOE product. Trials were conducted at the following sites: Yale University School of Nursing, University Southern California School of Medicine, Georgetown University School of Medicine and Advanced Professional Home Health Care.

The first test protocol compared the ZOE Fluid Status Monitor fluid status measurement with the IQ impedance plethysmograph fluid status measurement on 62 subjects and found that the correlation of ZOE accuracy with the IQ was very high. The second protocol tested end user ability of 48 subjects to follow ZOE device instructions and evaluated the end users’ perception regarding device ease of use.

Research and Development

Our research and development team consists of both scientific and engineering professionals who have extensive experience in the areas of ICG, physiologic signal processing, hardware and software development, and compliance. The team is responsible for on-going product engineering, new product development and basic research into ICG technology and additional noninvasive monitoring applications.

We intend to advance the development of our core algorithms to provide physicians with improved hemodynamic measurement capabilities on a broad class of patients. We believe that continued advances in our ICG technology will increase physician usage and loyalty and strengthen our industry position. We intend to capitalize on our expertise in ICG signal processing and sensor technology to improve system performance in the presence of signal noise and patient movement, thereby leading to additional applications for cardiovascular disease management.

We are continuously conducting research on various applications of our technology. Some of this research has resulted in several issued and pending U.S. patents.

Competition

The market for our products is highly competitive. We compete with other products and methodologies used for hemodynamic monitoring, such as echocardiography and PAC. We believe that our IQ device will successfully compete with alternative methodologies based on our ability to monitor a patient’s hemodynamics noninvasively, with a lower cost and lower risk of injury to the patient as compared to alternative treatments. Market acceptance of our products is dependent on our ability to establish, within the medical and patient communities, the efficacy of our products as a preferred method of monitoring. PAC is an expensive technique that can only be applied by a skilled physician in a hospital setting. Our products can be applied by a nurse in the field or a doctor in an office. Our product is also significantly less costly than PAC. We believe that as new research is introduced to the medical community, there will be increased support for noninvasive hemodynamic monitoring over invasive procedures such as PAC.

There are nine companies which manufacture products for use in hemodynamic monitoring. These competitors include Edwards LifeSciences, Hospira, Respironics, Analogic, LiDCO, Arrow, CardioDynamics, Deltrex Medical and Pulsion Medical. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials, and marketing than we do. Our competitors may succeed in developing and commercializing new products or obtaining patent protection or other regulatory approvals for products more rapidly than us. In addition, competitive products may be manufactured and marketed more successfully than our potential products. Such developments could render our existing or potential products less competitive or obsolete and could have a material adverse effect on our business, financial condition and results of operations.

Although many of these companies have products that are minimally invasive, we believe that we only face direct competition from one other company, CardioDynamics or CDI, which has a completely noninvasive hemodynamic monitoring system. However, the device that CDI markets the BioZ, is only a two dimensional impedance cardiograph. Our technology is able to provide a three dimensional consistent hemodynamic measurement.

With regard to our ZOE fluid status monitor, we do not believe that there is any comparable commercially available device that competes with our device. Alternative methods for obtaining objective data regarding hydration status includes drawing blood or spinning urine. Our product is completely noninvasive.

We continue to monitor the products and methodologies that are being introduced by our competitors into the market, but we do not believe that such concepts or products will impede our ability to successfully enter the market. In addition, we compete with other companies in recruiting and retaining qualified scientific, management and marketing personnel.

Sales, Marketing and Distribution

Once we have received the net proceeds from this offering we envision expanding the domestic and international sales and marketing efforts for all of our core products.

Target Market. Our target market is comprised of critical care facilities, outpatient clinics, physicians, home healthcare professionals, military applications, homeland security and first responders, including EMTs, fire departments, police departments and rescuers.

Our primary prospects in the outpatient market include internal medicine physicians, family practitioners and cardiologists caring for heart failure, hypertension, shortness of breath and pacemaker patients. Patients in the United States who may benefit from our technology include the 65,000,000 hypertension patients, 5,000,000 heart failure patients, over 1,000,000 pacemaker patients and 20,000,000 patients with a sudden onset of shortness of breath.

We expect that there will also be a significant market for our products in healthy individuals for the purpose of determining relative hydration levels and/or fluid loss or retention. Although anyone can be at risk for dehydration, certain people are at greater risk, such as children, the elderly, endurance athletes, and people living at high altitudes. Identification and treatment of dehydration early on can prevent complications such as heatstroke, swelling of the brain, seizures, kidney failure, and hypovolemic shock. As patient and physician preference for noninvasive hemodynamic monitoring increases, we believe that the market for our products will expand, and eventually replace the PAC procedure.

Domestic. We intend to begin marketing to physicians and hospitals in the United States through our own direct sales force and distribute our products to domestic and targeted international markets through a network of distributors. We are in the process of building our own sales force throughout the United States and Canada. This sales force will engage in telemarketing efforts, direct and indirect marketing campaigns attending industry tradeshows, as well as engaging in industry networking events and conducting presentations and web seminars to healthcare professionals.

International. We will focus our sales and marketing efforts towards an international product launch for 2007, targeting Canada, Mexico, India, Australia, Europe and Asia. The international efforts will entail working with our distributors to seek out and penetrate target markets utilizing similar marketing initiatives applied to domestic markets. We also intend to send out a team to tour major cities to educate physicians on impedance cardiography patient monitoring. We intend to utilize direct marketing initiatives, collateral material, face to face encounters, seminars, tradeshows and webcasts.

Our Strategy. Key elements of our sales and marketing strategy will include efforts to:

•	aggressively market and sell ICG products through our direct sales force;

•	broaden our product offerings and distribution channels through strategic relationships;

•	grow recurring revenue through increased use of our proprietary disposable sensors;

•	expand evidence of our technology’s validity and clinical application in our target markets;

•	maintain market leadership through product improvements and extensions; and

•	target new market opportunities through acquisition and technology development.

Our marketing strategy will be designed to:

•	increase physician and hospital personnel knowledge of ICG technology;

•
demonstrate the ability of the IQ and ZOE to assist physicians in the objective identification and appropriate pharmacological treatment of heart failure, hypertension and shortness of breath patients;

•	show the ability of the IQ and ZOE to assist physicians in the optimization of pacemakers;

•	demonstrate cost savings of providing ICG monitoring to patients through more efficient care and reimbursement through CMS-mandated Medicare and private insurers; and

•	educate physicians and hospital staff on the importance of hemodynamics in the treatment of patients who would normally not be monitored with a PAC due to practice setting, costs and complications.

Our marketing promotion strategy will be based on key medical conference participation, direct mail programs, internet-based product and clinical information, and live and direct mail clinical education literature.

We believe that we will generate a strong direct sales force supplemented by distributor partners to increase access to physicians. We will also obtain clinical application specialists to clinically train and educate the medical community about how our technology can improve patient outcomes and decrease costs.

Employees

We have 18 full-time employees, consisting of 5 executive officers, 9 engineers engaged in research and development and 4 finance and administrative staff. We intend to hire additional personnel as the development of our business makes such action appropriate. The loss of the services of key employees could have a material adverse effect on our business. Since there is intense competition for qualified personnel knowledgeable in our industry, no assurance can be given that we will be successful in retaining and recruiting needed personnel.

None of our employees are represented by a union or covered by a collective bargaining agreement. We believe our relations with our employees are excellent.

Properties

We lease a 7,977 square foot office/warehouse at 6412 South Arville, Las Vegas, Nevada 89118. Our current monthly rent for this property is $8,780, and we pay an additional $877 in common area maintenance charges. The lease expires on November 30, 2010.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

MANAGEMENT

General

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Our bylaws provide that, upon the adoption of a resolution by our Board of Directors, the terms of office of the members of the Board of Directors are to be divided into three classes, Class I, Class II and Class III, the members of which serve for staggered three-year terms. Our Board of Directors has not adopted such a resolution for a staggered Board of Directors. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors will be elected for a full term of three years. At the second annual meeting of the stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Officers serve at the discretion of the Board of Directors. Except as described below, there are no family relationships among any of our directors and executive officers. Our Board members are encouraged to attend meetings of the Board of Directors and the annual meeting of stockholders. The Board of Directors held two meetings and adopted two unanimous written consents in lieu of meetings in 2006.

The following table provides information regarding our executive officers and members of our Board of Directors (ages as of December 31, 2006):

Name	Position	Age

Ronald McCaughan	Chief Executive Officer and Chairman of the Board of Directors	63
Ann McCaughan	Executive Vice President, Chief Operating Officer and Assistant Secretary	47
Adam Hodson	Chief Financial Officer	33
Mark McAlpine	Secretary and Director	50
Jeremy Copland	Vice President, Marketing	29
Michele DeGregorio	Director	43
Steven Scott	Director	57
Steve Hood	Director	61
Dennis McGrath	Director	49

Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors joined our company as Chief Executive Officer on October 21, 2003 and as a director as of September 27, 2006. From January 1985 until October 21, 2003, Mr. McCaughan served as President of Benchmark Financial Services, which he founded. In that capacity, Mr. McCaughan was contracted by numerous companies as a business development consultant. From June 1980 until January 1985, Mr. McCaughan served as Chief Financial Officer of DenLab International, Inc. Mr. McCaughan received his Master of Business Administration degree in 1970 from the University of Devonshire, UK.

Ann McCaughan, our Executive Vice President, Chief Operating Officer, and Assistant Secretary has been with us since November 1, 2003. From 2001 to 2003 Ms. McCaughan served as a director of a home care organization, Program Development Cardiac Solutions, Inc. Ms. McCaughan also served as an Editorial Advisor for Home Healthcare Nurse Journal from 1995 until 2005 and Progress in Cardiovascular Nursing Journal from 1991 until 2001. Ms. McCaughan received her Bachelors of Science of Nursing degree from Oakland University in 1980. Ms. McCaughan started the doctorate program at Wayne State University in Detroit, Michigan and anticipates completing that program in 2009.

Adam Hodson, our Chief Financial Officer, has been with us since December 2006. Prior to joining us and starting in March 2006, Mr. Hodson provided us with accounting consulting services. From 2001 until June 2005, Mr. Hodson practiced public accounting in Las Vegas, Nevada. During that time, from June 2005 to October 2006, Mr. Hodson was the CFO of a local food manufacturing company. Mr. Hodson received his Bachelors of Science degree in Business Administration - Accounting and Masters of Science degree in Accounting from the University of Las Vegas, Nevada in May 2000 and August 2003, respectively. Mr. Hodson became a licensed Certified Public Accountant in Nevada and a Certified Fraud Examiner in 2003 and 2005, respectively.

Dennis M. McGrath, a member of our Board of Directors, joined us on February 5, 2007. From January 2000 until the present, Mr. McGrath has served as the Chief Financial Officer and Vice President-Finance and Administration of Photomedex, Inc. Mr. McGrath has held several senior level positions including from February 1999 to January 2000 serving as the Chief Operating Officer of Internet Practice, the largest division for AnswerThink Consulting Group, Inc., a public company specializing in business consulting and technology integration. Concurrently, from August 1999 until January 2000, Mr. McGrath assumed the role of Chief Financial Officer of Think New Ideas, Inc., a public company specializing in interactive marketing services and business solutions. In addition to the financial reporting responsibilities, Mr. McGrath was responsible for the merger integration of Think New Ideas, Inc. and AnswerThink Consulting Group, Inc. From September 1996 to February 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President-Operations of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink. Mr. McGrath is a certified public accountant and graduated with a B.S. in accounting from LaSalle University in 1979. Mr. McGrath holds a licenses from the states of Pennsylvania and New Jersey as a certified public accountant.

Mark McAlpine, our Secretary and a member of our Board of Directors, joined us as a director on September 27, 2006. Prior to serving as a director, Mr. McAlpine was a member of NMT Michigan since October 21, 2003. From time to time, Mr. McAlpine has provided legal services to our company. Mr. McAlpine has practiced law, with a specialty in construction, since 1982. Mr. McAlpine is also a property developer. Mr. McAlpine graduated from Oakland University in 1980 with a Bachelors degree in Political Science and Philosophy. In 1983, Mr. McAlpine received his law degree from the Detroit College of Law. Mr. McAlpine was admitted to the State Bar of Michigan in 1983.

Steven Scott, a member of our Board of Directors, joined us as a director on September 27, 2006. From time to time, Mr. Scott has provided consulting services to our company. Mr. Scott has served as the Chief Executive Officer of the Scott Group, from 1999 until the present. The Scott Group provides business consulting to both seasoned and early stage companies. In 1970, Mr. Scott received his Bachelor of Arts degree in finance from the Jacobs School of Management at the State University of New York. Mr. Scott received his Master of Business Administration degree in 1972 from Pace University.

Jeremy Copland, our Vice President of Marketing, joined us in October 2006. Prior to serving as our Vice President of Marketing and starting in 2004, Mr. Copland served as the Vice President of Economic Development for the Nevada Development Authority. From 2002 until 2004 Mr. Copland worked for Standard Register Company, Inc. as a Virtual Sales Representative. From 2001 until 2002 Mr. Copland was a sales and marketing administrator for Kalco, LLC. Mr. Copland received his Bachelor of Arts degree in Business Management from the University of Massachusetts, Amherst, and is currently in the process of receiving his Master of Business Administration degree from the University of Massachusetts, Amherst which he anticipates receiving in 2008.

Michele DeGregorio, M.D., a member of our Board of Directors, joined us on September 27, 2006. Prior to serving on our Board of Directors, Dr. DeGregorio was a member of NMT Michigan as of May 5, 2005. From 1997 until the present Dr. DeGregorio has maintained a private practice in Interventional Cardiology in Michigan. In addition to serving on our Board of Directors, Dr. Gregorio is also a director of Peripheral Vascular Intervention at both Harper Hospital at Wayne State University and at St. Joseph Mercy Oakland, Michigan. In 1982, Dr. DeGregorio graduated summa cum laude from C. Cavour-Scientific High School in Rome, Italy, and in 1988, he graduated from the University of Rome-School of Medicine in Rome, Italy. Dr. DeGregorio was Board Certified in Internal Medicine, Cardiology and Interventional Cardiology in 1994, 1998 and 2004, respectively.

Stephen Hood, a member of our Board of Directors, joined us as a director on September 27, 2006. Mr. Hood has served as a principal at Proton Capital from 2004 to the present, where he has engaged in strategic planning, business development, market planning and acquisitions. From 1996 until 2004, Mr. Hood served as the President and Chief Executive Officer of Polynorm Automotive North America. In 1973, Mr. Hood received his Bachelor of Science degree in Business Administration from Washington University. In 1975, Mr. Hood received his Masters of Business Administration degree from Harvard University.

Corporate Governance

We are committed to having sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace.

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors.

Our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a Code of Ethics that complies with Item 406 of Regulation S-B of the Exchange Act.

The Board has determined that two of its members, Mr. McGrath and Mr. Hood, are independent under the revised listing standards of The Nasdaq National Market, Inc. or the AMEX. We intend to maintain at least two independent directors on our Board of Directors in the future

Our Bylaws provide that the authorized size of our Board of Directors, which currently is six members, is to be determined from time to time by resolution of the Board of Directors, but shall consist of at least two and no more than eight members. Our bylaws provide that, upon the adoption of a resolution by our Board of Directors, the terms of office of the members of the Board of Directors are to be divided into three classes, Class I, Class II and Class III, the members of which serve for staggered three-year terms. Our Board of Directors has not adopted such a resolution for a staggered Board of Directors.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our Audit Committee is comprised of Mr. McGrath, Mr. Hood and Dr. DeGregorio. Mr. McGrath serves as Chairman of the Audit Committee. The Board has determined that two of the members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and the Nasdaq National Market or the AMEX and that Mr. McGrath qualifies as an “audit committee financial expert,” as defined by the rules of the Commission.

Compensation Committee. Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

Our Compensation Committee is comprised of Mr. McGrath, Mr. Hood and Mr. McCaughan. Mr. McGrath serves as Chairman of the Compensation Committee. The Board has determined that two of its members of the Compensation Committee are independent under the rules of the Nasdaq National Market or the AMEX.

Nominating and Governance Committee. Our Nominating and Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and

•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominating and Governance Committee is comprised of Mr. McGrath, Mr. Hood and Mr. McCaughan. Mr. McGrath serves as Chairman of our Nominating and Governance Committee. The Board has determined that two of the members of the Nominating and Governance Committee are independent under the rules of the Nasdaq National Market or the AMEX.

Executive Compensation

The following table sets forth certain information concerning compensation of certain of our executive officers, including our Chief Executive Officer and all other executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2005 and 2004:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Ronald McCaughan, Chief Executive Officer	2006	$140,415	0	0	0	0	0	$2,450	$140,660
	2005	$104,958	0	0	0	0	0	$4,900	$109,858
	2004	$96,311	0	0	0	0	0	$4,900	$101,211

Ann McCaughan, Executive Vice	2006	$117,500	$76,274	0	0	0	0	$1,050	$194,824
President and Chief Operations Officer

Edward D. Marande,	2006	$45,000	$163,455	0	0	0	0	$1,050	$164,505
Sales Consultant(1)

(1) Mr. Marande is no longer employed by our company, and was never an executive officer.

None of our other employees received total compensation in excess of $100,000 during the years ended December 31, 2004 and 2005.

Option/SAR Grants to Executive Officers

None of our Named Executive Officers received or exercised any stock awards, stock options or SARs during 2006, or otherwise were the beneficial owners of any stock awards, stock options or SARs at December 31, 2006.

Employment Agreements

On January 1, 2007 we entered into an employment agreement with Ronald McCaughan, our Chief Executive Officer, for a term of five (5) years, providing for an annual base salary of $250,000 for the first year and providing for a 15% raise for each subsequent year. In addition to his annual salary, Mr. McCaughan may be granted stock options, to the extent authorized by our Board. Mr. McCaughan is also entitled to participate in our employee fringe benefit program, health insurance, life insurance, key man insurance and other programs in effect from time to time for our executives.

On January 1, 2007 we entered into an employment agreement with Ann McCaughan, our Executive Vice President and Chief Operations Officer. The annual base salary for Ms. McCaughan will be $175,000 for the first year and in addition to her annual salary, Ms. McCaughan is entitled to an annual bonus equal to one percent of all gross sales made and paid for as of the end of each calendar year. All other terms of Ms. McCaughan’s employment agreement are identical to that of Mr. McCaughan’s employment agreement.

In the event that either Mr. McCaughan or Ms. McCaughan is terminated without cause or either employee resigns as a result of certain events: (i) we are obligated to pay the employee the greater of the amount of one year of salary at the date of termination or the remaining amount of unpaid salary that he would have received if the employment agreement had not terminated before the end of its term, the amount of any bonus that would have been due during the year of the termination and the cost of health care benefits he or she would have received if the agreement had not terminated before the end of its term and (ii) all options granted to either employee shall fully and immediately vest. Both employment agreements may not be terminated without cause for the first two years of the agreement.

Director Compensation

Each member of our Board of Directors receives a salary of $15,000 per year, and options exercisable into up to 10,000 shares of common stock. The Chairman of the Board of Directors, Ronald McCaughan, receives a salary of $20,000 per year, and options exercisable into up to 15,000 shares of common stock per year. Board members receive an additional $2,000 per year for serving on a committee. We have not adopted any retirement, pension, profit sharing, or other similar programs. We did not pay any compensation to our directors in their capacity as members of the Board of Directors in 2006.

2007 Equity Plan

General Purpose. The general purposes of the 2007 Equity Plan are to establish incentives designed to attract, recognize, reward and retain competent executive and key employees, as well as independent consultants, whose performance, contribution and skills are critical to us, and to promote the increased ownership of common stock among our executives and key employees in order to increase their proprietary interest in our business.

Shares Subject to the 2007 Equity Plan. We have reserved for issuance up to 1,000,000 shares of common stock under the 2007 Equity Plan. If shares of common stock are forfeited for any reason, prior to the lapsing of the applicable restrictions, the forfeited shares will become available for new awards in accordance with the terms of the 2007 Equity Plan. If any award granted under the 2007 Equity Plan for any reason expires or otherwise terminates without having vested in full, the common stock not vested under such award will again become available for new awards under the 2007 Equity Plan. No awards have been awarded under the 2007 Equity Plan as of the date of this Registration Statement

Administration of and Eligibility under 2007 Equity Plan. The 2007 Equity Plan, as adopted, provides for the award of shares of common stock to our executive and other key employees, including those of our subsidiaries, as an incentive to remain in the employ of or to provide services to us and our subsidiaries, as well as awards to independent consultants. The 2007 Equity Plan authorizes the issuance of awards to be awarded by a committee (the “Plan Committee”) established by the Board of Directors to administer the 2007 Equity Plan. The Plan Committee will be the Compensation Committee of the Board of Directors or such other similar committee as may in the future be designated by the Board of Directors to perform those functions presently being performed by the Compensation Committee. The Plan Committee will consist of at least three members, each of whom will be a non-employee director, as such term is defined under Rule 16b-3 of the Exchange Act, will qualify as an outside director, for purposes of Section 162(m) of the Code and will comply with the listing standards of the primary trading market or securities exchange on which the common stock then trades.

The terms and conditions of each award will be determined by the Plan Committee, in its sole and absolute discretion, and may change from time to time. Our officers and key employees, as well as independent consultants, are eligible to receive awards under the 2007 Equity Plan. However, the Plan Committee will have sole and absolute discretion to determine the persons to whom awards will be made. The terms and conditions of separate awards need not be identical, but awards will include (through incorporation of provisions of the 2007 Equity Plan by reference in the agreement embodying the award or otherwise) the substance of the terms and conditions of the 2007 Equity Plan.

Subject to the terms and conditions of the 2007 Equity Plan, the Plan Committee will have the sole authority to: (a) interpret conclusively the provisions of the 2007 Equity Plan and decide all questions of fact arising in its application; (b) adopt, amend and rescind rules and regulations relating to the 2007 Equity Plan; (c) determine the executive and other key employees, as well as independent consultants, to whom awards may be made and the timing, method and amount of each such award; and (d) make any other determinations, exercise such powers and perform such acts the Plan Committee deems necessary or advisable, subject only to those determinations, powers and acts which may be reserved to the Board of Directors. The Board of Directors, in the exercise of this power, may correct any defect, omission or inconsistency in the 2007 Equity Plan or in any award, in a manner and to the extent it deems necessary or expedient to conform them to applicable provisions of law or to make the 2007 Equity Plan fully effective.

Recipient Agreements. The Plan Committee may require that each recipient enter into a written agreement with us, which will set forth all the terms and conditions of the award. The award agreement will contain such other terms, provisions and conditions not inconsistent herewith, as shall be determined by the Plan Committee. The following is a description of terms and conditions that are expected to apply to the various forms of awards.

Stock Options. The Plan Committee may grant incentive stock options , or ISOs, under Section 422 of the Code. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes our securities, or the Ten Percent Stockholders, the exercise price of each ISO must be at least 100% of the fair market value of our common stock, based on the closing sales price of the common stock as of the date prior to the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value. ISOs will vest in accordance with a schedule set by the Plan Committee; if the Committee sets no schedule, then the 2007 Equity Plan provides as a benchmark that ISOs will vest ratably as of the first five anniversaries of the date of grant. Each ISO must be exercised, if at all, within ten (10) years from the date of grant, but, within five (5) years of the date of grant in the case of ISO's granted to Ten Percent Stockholders. The aggregate fair market value (determined as of the time of the grant of the ISO) of the common stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000. If this threshold is exceeded, the ISOs accounting for the excess are automatically converted to non-statutory (non-qualified) stock options, or NSOs.

The Plan Committee may also grant NSOs. Consistent with Section 409A of the Code and the Regulations thereunder, the exercise price of a NSO will never be less than 100% of the fair market value, based on the closing sales price of the common stock on the date prior to the date of grant of the option. The exercise period for each NSO will be determined by the Committee at the time such option is granted, but in no event will such exercise period exceed 10 years from the date of grant. NSOs will vest in accordance with a schedule set by the Plan Committee; if the Committee sets no schedule, then the 2007 Equity Plan provides as a benchmark that NSOs will vest ratably as of the first five anniversaries of the date of grant.

The Committee may allow an optionee to pay the exercise price of any option, and any associated withholding taxes, not only by means of cash but also by means of shares of our common stock.

Stock Appreciation Rights. Each stock appreciation right, or a SAR granted under the 2007 Equity Plan will entitle the holder thereof, upon the exercise of the SAR, to receive from the Company, in exchange therefore, an amount equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of our common stock on the date of grant (or in the case of a SAR granted in connection or tandem with an option, the excess of the fair market of one share of common stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of common stock covered by the SAR or the option, or portion thereof, that is surrendered.

SARs will be exercisable only at the time or times established by the Plan Committee. If a SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Plan Committee may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

Restricted Stock. The Plan Committee may award shares of our common stock to participants in the 2007 Equity Plan. The purchase price of the stock, if any, will be set by the Committee, but shall never be less than the par value of the shares. Awards may be subject to restrictions conditioned on the lapse of time and/or conditioned on the attainment of performance standards, and if both types of conditions are imposed, the Plan Committee may provide that upon the fulfillment of the performance conditions, the time conditions may lapse. Subject to the discretion of the Committee, the conditions applicable to an award of shares will lapse ratably (i.e. one-third) on the fifth, sixth and seventh anniversaries of the award. Although we will hold restricted shares in escrow so long as the shares remain subject to forfeiture, the shares may be voted by the recipient and will be treated as outstanding.

Stock Purchase Rights. The Plan Committee may award to a participant the right to purchase shares of our common stock.

Unrestricted Stock. The Committee may award to a participant shares of our common stock, with no restrictions.

Adjustments Resulting from Changes in Capitalization. If any change is made in the common stock subject to the 2007 Equity Plan, or subject to any award granted under the 2007 Equity Plan (through reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), the maximum number of shares subject to the 2007 Equity Plan, the maximum number of shares which may be granted to a recipient in a calendar year, and the class(es) and number of shares and price per share of stock subject to outstanding awards shall be proportionately adjusted. Such adjustment shall be made by the Board of Directors or the Plan Committee, the determination of which shall be final, binding and conclusive. (The conversion of any of our convertible securities will not be treated as a “transaction not involving the receipt of consideration.”)

Termination and Amendment of the 2007 Equity Plan. The Board of Directors may terminate or amend the 2007 Equity Plan at any time, except that awards then outstanding will not be adversely affected thereby without the written consent of the respective recipients holding such awards. The Board of Directors may make such amendments to the 2007 Equity Plan as it shall deem advisable, except that the approval by our stockholders in accordance with the laws of Delaware within 12 months after the adoption of the amendment will be required for any amendment which would: (i) materially modify the requirements as to eligibility for awards under the 2007 Equity Plan; (ii) materially increase the benefits accruing to recipients under the 2007 Equity Plan; or (iii) be required under applicable law or the listing standards of the market or exchange on which the common stock then trades. The Board may in its sole discretion submit any other amendment to the 2007 Equity Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation to certain executive officers.

In the event of a transaction involving our dissolution or liquidation, recipients of options, SARs or stock purchase rights may exercise their rights until 10 days before the transaction. The Committee in its discretion may provide that any restrictions on shares acquired from such exercise will lapse and may further provide that rights not otherwise exercisable may become so. Any rights not exercised by the transaction will terminate immediately before the transaction.

In the event of a change in control of NMT, all rights of recipients of awards shall become fully exercisable and immediately vested. A change in control results from the acquisition by any one person, or group of persons acting in concert, of more than 50% of the voting power of our capital stock. A change in control also results from a “Sale of the Company.” A Sale of the Company occurs on: (a) our consolidation or merger into or with a successor entity such that our stockholders own less than a majority of the shares of stock of such entity; or (b) a sale or other disposition of all, or substantially all, of our assets to a successor entity. In the event of a Sale of the Company, awards made under the 2007 Equity Plan are to be assumed, or substituted with equivalent rights, by the successor entity. If the successor entity declines to do so, then each holder of an award shall have not less than 20 days before the consummation of the Sale of the Company to exercise his or her rights, and all such rights shall become fully exercisable during such 20-day period.

Effect of Termination of Recipient. An award under the 2007 Equity Plan is generally subject to the condition that the recipient continues to provide services to us. For purposes of the 2007 Equity Plan, the term “termination” means ceasing to be a service provider to us, whether as an employee or as a consultant.

Options. If a recipient is terminated for cause, all unexercised options are forfeited. If a recipient is terminated under other circumstances, he, she or it will have generally three months in which to exercise any vested options, except in the case of termination due to disability or death, in which cases the vested options many be exercised for 12 months.

Stock Appreciation Rights. The Committee has the power to terminate any SARs in the event of a recipient’s termination.

Restricted Stock. If a recipient voluntarily terminates his or her employment or consultancy with us or if we terminate such employment or consultancy for cause, then any shares of restricted stock still subject to forfeiture shall revert to us; if the employment or consultancy is terminated for any other reason, then any shares still subject to forfeiture shall also revert to us, unless the Plan Committee, in its discretion, decides otherwise.

Certain Federal Income Tax Considerations. Awards granted under the 2007 Equity Plan generally have the federal income tax consequences discussed below.

Corporate business deduction. Generally, we will be entitled to a tax deduction in the same amount as the ordinary income recognized by a recipient with regard to the award. In order to secure such deduction in the case of the exercise of NSOs, we must fulfill such withholding tax obligations as may be imposed on us.

Section 162(m) of the Code imposes a limit on corporate tax deductions for compensation in excess of $1,000,000 per year paid by a public company to its Chief Executive Officer or any of the next four highest paid executive officers as listed in the registration statement. For this purpose, compensation includes gains arising from stock option exercises, vesting of restricted stock and the award of stock bonuses. An exception to this limitation is provided for “qualified performance-based compensation.” The Section 162(m) provisions generally require that affected executives’ compensation satisfy certain conditions in order to qualify as “qualified performance-based compensation.” Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000. It is possible that compensation attributable to awards made under this Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Accordingly, in order to permit the Board of Directors and the Plan Committee to grant awards that qualify as “qualified performance-based compensation” under Section 162(m) and therefore to be deductible by us without regard to the $1,000,000 deduction limit of Section 162(m), the 2007 Equity Plan provides, subject to stockholder approval, for authority in the Board of Directors or the Plan Committee to condition the grant or vesting of such awards and authorizes the Board of Directors or the Plan Committee to establish any other terms and conditions required to qualify such awards as “qualified performance-based compensation.” The Board of Directors may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation to certain executive officers.

In order to exclude compensation resulting from options granted under the 2007 Equity Plan from the $1,000,000 limit on deductibility, the Board of Directors has approved a provision in the Plan which will place a ______ share limit on the number of options and SARs that may be granted under the Plan to a service provider in any fiscal year. This is subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like. The purpose of this provision, which is intended to comply with Section 162(m) of the Code and the regulations thereunder, is to preserve our ability to deduct in full any compensation expense related to stock options and SARs.

Tax consequences of deferred compensation.  The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code, generally effective January 1, 2005. In September, 2005, the Treasury Department issued detailed Proposed Regulations under this statute, but a number of issues remain unresolved. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it generally does not affect our ability to deduct deferred compensation at some point in time.

Section 409A applies to restricted stock units, performance units and performance shares. Grants under such plans will continue to be taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur.

Section 409A does not apply to incentive stock options, non-qualified stock options (that are not and can never later be discounted) and restricted stock (provided there is no deferral of income beyond the vesting date). Section 409A also does not cover stock appreciation right (SAR) plans if (i) the exercise price can never be less than the fair market value of the underlying stock on the date of grant (ii) no features defer the recognition of income beyond the exercise date, and (iii) there are no other rights granted beyond the SAR itself.

Tax consequences to recipient from ISOs. An optionee who is granted an ISO will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of: (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or Ten Percent Stockholder of the Company. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

Tax consequences to recipient from NSOs and SARs. All other options that do not qualify as incentive options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he, she or it is granted a non-statutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also our employee will be subject to tax withholding by us. Upon the resale of such shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term capital gain or loss, depending on the holding period. The tax consequences to the holder of a SAR will be similar to the consequences from a NSO.

Tax consequences from award of stock and from stock purchase rights. Upon acquisition of stock under an award made under this Plan, the recipient normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse and the shares become transferable, unless the recipient makes a specific tax election to be taxed on receipt of the stock. The tax consequences to the holder of a stock purchase right who has exercised his or her right will generally be similar to those of a holder of restricted stock.

Later disposition of stock. Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who are subject to Section 16(b) of the Exchange Act.

The foregoing is only a summary of the effect of federal income taxation upon a recipient under the 2007 Equity Plan. It does not purport to be complete, and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside. Recipients of options, rights and awards granted under the 2007 Equity Plan are advised to consult their personal tax advisors before exercising an option, right or award or disposing of any stock received pursuant to the exercise of an option right or award.

Performance Measures. The Board of Directors or the Plan Committee will have the power to condition the grant or vesting of awards under the 2007 Equity Plan upon the attainment of performance goals, determined by the Board of Directors or the Plan Committee in their respective sole discretion. With respect to any awards granted to persons who are or who may be “covered employees” within the meaning of Section 162(m) of the Code, the Board of Directors or the Plan Committee will have the power to grant such awards upon terms and conditions that qualify such awards as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Restrictions on Transfer. In addition to the restrictions set forth under applicable law, the shares of common stock awarded pursuant to the 2007 Equity Plan are subject to the following additional restrictions: (i) stock certificates evidencing such shares will be issued in the sole name of the recipient (but shall be held by us, subject to the terms and conditions of the award) and may bear any legend which the Plan Committee deems appropriate to reflect any rights or forfeiture or other restrictions on transfer hereunder or under the award agreement, or as the Plan Committee may otherwise deem appropriate; and (ii) no awards granted under the 2007 Equity Plan may be assignable by any recipient under the 2007 Equity Plan, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or where such assignment is expressly authorized by the terms of the recipient agreement embodying the terms and conditions of the award. Participants are also obliged to comply with our Securities Trading Policy and rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 12, 2004, we borrowed $400,000 from Conrad Kalitta, one of our principal shareholders. The related unsecured promissory note accrues interest at 6% per annum. This note was renewed, restated and replaced as of July 1, 2006 and is due and payable in full on December 1, 2007. The note is personally guaranteed by Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors, Mark McAlpine, our Vice President, Legal Affairs and a director, and George Kelsey, David Marande and David Adams all of whom are affiliates of our company.

As part of the terms of the NMT Michigan Operating Agreement, NMT Michigan had the option, upon the positive vote of any three members, to redeem 6.67% of Conrad Kalitta's membership interest in exchange for the payment of $1,000,000. In the event that the Company elects to exercise its option, Conrad Kalitta will retain his remaining interest in the Company and shall be entitled to assign or transfer that remaining interest to any other member without our consent. We will retain any redeemed membership interests.

On October 30, 2003, we purchased 100% of Wantagh from James Gunnerson, an unaffiliated third party, in exchange for a 15% membership interest NMT Michigan. Following the acquisition, three lawsuits were initiated against NMT Michigan and Wantagh, seeking to recover money owed by Wantagh. On December 6, 2006, we entered into a settlement agreement with Mr. Gunnerson, pursuant to which we have agreed to purchase Mr. Gunnerson's 1,587,302 shares of our common stock for $1,600,000, or the Purchase Price. We have made an initial payment to Mr. Gunnerson of $150,000. The balance of the Purchase Price will be paid to Mr. Gunnerson from the proceeds of this offering.

Pursuant to this settlement agreement, Gunnerson has also agreed to cause the dismissal of all three lawsuits previously pending against us. On January 16, 2007, we received orders for dismissal of the three lawsuits, and we anticipate that they will be filed with the court shortly.

We have a revolving line of credit with LaSalle Bank. Midwest National Association (formerly Standard Federal Bank N.A.) that allows us to borrow a maximum amount of $500,000, expires on May 1, 2007 and is secured by all of our assets, including inventory, chattel paper, accounts, equipment, general intangibles and fixtures. The interest rate on this line of credit varies from time to time based on changes in the lender’s prime rate index, with interest payments payable on a monthly basis. This line of credit is guaranteed by Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors, Mark McAlpine, our Secretary and a Director, and David Adams, an affiliate.

On June 2, 2005, we borrowed $350,000 from the Lexington Associates, a Michigan co-partnership. Philip Elkus, one of our shareholders, is the president of Lexington Associates. The related promissory note accrued interest at 5% per annum, and was due and payable on June 2, 2006. We paid this note in full, according to its terms, on June 1, 2006. Ronald McCaughan, our Chief Executive Officer and Chairman of the Board of Directors, was the guarantor of that note.

We conducted our operations from facilities that were leased from the McAlpine Group under a five-year operating lease commencing February 1, 2004, requiring fixed rental payments. The lease was terminated effective June 1, 2005. Two members of NMT Michigan, Mark McAlpine and David Adams, were partners in the leasing company.

In 2005 and 9 months ended September 2006 an affiliated entity of Mark McAlpine, a shareholder, director and the Secretary of our Company, provided legal services to our Company in the amounts of $35,000 and $26,000 respectively. In 2005, an affiliated entity of David Adams, a shareholder of our Company, provided accounting services to our Company in the amount of $58,000.

On October 1, 2006, the Board of Directors granted options to 2 individuals with an exercise price of $2.00 per share. On January 4, 2007, the Board of Directors granted options to 12 individuals with an exercise price of $2.50 per share. Of the options granted, 1,000 were issued to Michele DeGregorio and 56,000 were issued to Steven Scott, both of whom are our directors, in their capacities as consultants to us. Also of the options granted, we granted to Ronald McCaughan and Mark McAlpine, 700,000 and 300,000 options respectively, exercisable at $2.50 per share for a period of five years from the date of grant. The grant of these options was in recognition of their efforts and in guaranteeing repayment of various loans of our obligations to others which were used to initially fund us.

On February 7, 2007, we issued 10,000 options each to five directors as compensation, and 15,000 to Ron McCaughan for his services rendered as Chairman of the Board.

We believe that the terms of each of the foregoing transactions were as favorable to us as the terms that would have been available to us from unaffiliated parties.

PRINCIPAL STOCKHOLDERS

The following table provides summary information regarding the beneficial ownership of our outstanding capital stock as of February 9, 2007:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors; and

•	all of our directors and executive officers as a group.

	Number of Shares	Percentage of Shares Beneficially Owned (1)
Name of Beneficial Owner	Beneficially Owned	Before this Offering	After this Offering

Directors and Named Executive Officers
Ronald L. McCaughan (2)	1,905,476	16.6466%	13.1897%
Ann K. McCaughan (2)	1,905,476	16.6466%	13.1897%
Mark L. McAlpine, Esq. (3)	1,765,026	15.9851%	12.5699%
Dr. Michele DeGregorio(4)	874,651	8.1418%	6.3645%
Steve Scott(5)	66,000	0.6112%	0.4783%
Steve Hood(6)	10,000	0.9310%	0.0727%
Dennis McGrath(7)	10,000	0.9310%	0.0727%
Adam Hodson	0	0%	0%
Jeremy Copland	0	0%	0%
Directors and executive officers as a group (5 persons)	4,361,153	41.5711%	32.7481%

5% or greater stockholders of common stock
David Adams	925,926	8.6280%	6.7430%
James Gunnerson(8)	1,587,302	14.7908%	0.0000%
Connie Kalitta(9)	1,058,201	9.8605%	7.7063%
David Marande(10)	1,197,708	11.1530%	8.7176%

(1) Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus, and not subject to repurchase as of that date. Shares issuable pursuant to options and warrants are deemed outstanding for calculating the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 10,671,640 shares of common stock outstanding as of February 9, 2007. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options or warrants exercisable within 60 days of the date of this prospectus are also assumed to be outstanding. Percentage of share ownership after the offering assumes the sale of all 1,500,000 units in this offering.

(2) These shares are owned by the McCaughan Family Trust, which is an affiliate of Ronald L. McCaughan and Ann K. McCaughan, who are husband and wife. The same number of shares of common stock is shown for each of them, as they may each be deemed to be the beneficial owner of all such shares. Consists of (i) 1,190,476 shares of common stock, and (ii) options exercisable into 715,000 shares of common stock.

(3) These shares are owned by Mark L. McAlpine Living Trust, which is an affiliate of Mark L. McAlpine. Consists of (i) 1,455,026 shares of common stock and (ii) options exercisable into 310,000 shares of common stock.

(4) Consists of (i) 863,651 shares of common stock and (ii) options exercisable into 11,000 shares of common stock.

(5) Consists of options exercisable into 66,000 shares of common stock.

(6) Consists of options exercisable into 10,000 shares of common stock.

(7) Consists of options exercisable into 10,000 shares of common stock.

(8) Consists of 1,587,302 shares of common stock. Upon closing of this offering, we intend to repurchase all of James Gunnerson’s interest in our company.

(9) Consists of 1,058,201 shares of common stock. Upon closing of this offering, we intend to repurchase all of Conrad Kalitta’s interest in our company.

(10) Consists of (i) 1,190,476 shares of common stock and (ii) options exercisable into 7,232 shares of common stock.

DESCRIPTION OF OUR SECURITIES

General

Our certificate of incorporation authorizes capital stock consisting of:

•	100,000,000 shares of common stock, par value $0.0001 per share, and

•	5,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this prospectus, we have 10,731,640 shares of common stock issued and outstanding. In addition we are selling 3 million shares of common stock in this offering (3,450,000 if the underwriters exercise their over-allotment option in full). We have no outstanding shares of preferred stock.

The following summary describes the material provisions of our capital stock. We urge you to read our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

All holders of shares of common stock are entitled to the same rights and privileges. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Units

Each unit consists of two shares of common stock, one redeemable Class A warrant and one non-redeemable Class B warrant, each warrant to purchase one share of common stock. The public warrants will trade only as part of a unit for at least 30 days following the closing of this offering, unless the representative of the underwriters determines that separate trading of the warrants should occur earlier. After separation of the units, the common stock and warrants will trade as separate securities, and trading of the units shall cease.

At the closing of this offering, we will deliver certificates representing the units to the representative of the underwriters through the facilities of the Depository Trust Company. Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin trading separately from the common stock included in the units. An investor also may request delivery of separate physical certificates for the public warrants and the common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin trading separately from the common stock. Until the common stock and public warrants begin trading separately, investors will be unable to make separate delivery of certificates for the public warrants and common stock comprising a unit and will be unable to settle trades in those securities.

Class A Warrants

General. The Class A warrants issued in this offering may be exercised after they become separately tradable until the expiration date, which is the fifth anniversary of the effective date of this offering. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $           per share, which is ___% of the public offering price of the units. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised. If at their expiration date the Class A warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable. If we cannot honor the exercise of Class A warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Redemption. We will have the right to redeem the Class A warrants at a price of $____ per warrant, after providing 30 days prior written notice to the Class A warrant holders, at any time after the closing price of our common stock, as reported on Nasdaq or the AMEX, equals or exceeds $          , which is ___% of the public offering price of the units, for five consecutive trading days, subject to there being a current registration statement. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the transfer agent. No other form of notice or publication will be required. If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Class B Warrants

General. The Class B warrants issued in this offering may be exercised after they become separately tradable until the expiration date, which is the fifth anniversary of the effective date of this offering. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $           per share, which is ___% of the public offering price of the units. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised. If at their expiration date the Class B warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable. If we cannot honor the exercise of Class B warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Redemption. The Class B warrants are non-redeemable.

Provisions Applicable to the Class A and Class B Warrants

Exercise. The holders of the warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a warrant, the holder must deliver to our transfer agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the warrants.

Adjustments in Certain Events. We will make adjustments to the terms of the warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment. The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted warrant. We will make equivalent changes in warrants if we effect a reverse stock split.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law. We are not subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Stockholder Action by Written Consent. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our bylaws require an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer, located in Salt Lake City, Utah.

The NASDAQ National Market or the AMEX

We intend to apply for quotation of our common stock on The Nasdaq National Market under the symbol “____” or the American Stock Exchange under the symbol “___.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock. Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

This Offering

Upon completion of this offering, we expect to have _________ shares of common stock outstanding. This number assumes no exercise of the underwriters’ over-allotment option, the Class A and Class B warrants, the representative’s warrants or any other outstanding options and warrants. We expect to have _________ shares of common stock outstanding if the underwriters’ over-allotment is exercised in full.

The 3,000,000 shares of common stock issued as part of the units sold in this offering, together with the up to 3,000,000 shares issued upon exercise of the Class A warrants and Class B warrants comprising part of the units sold in this offering, will be freely tradable, except by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These _________ remaining shares are considered “restricted” within the meaning of Rule 144.

Restricted Stock, Lock-Up Agreements and Rule 144

The _________ shares of restricted stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock (or any securities convertible into shares of common stock) for a period of ________ after completion of this offering, without the prior written consent of US EURO Securities, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of this lock-up period, or earlier with the prior written consent of US EURO Securities, Inc., all of the outstanding restricted shares subject to the lock-up may be sold in the public market pursuant to Rule 144.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Stock Options

As of the date of this prospectus, we have granted and have outstanding stock options to purchase _____ shares of common stock under our Option Plan. A total of 1,000,000 shares of common stock currently are reserved for issuance under our Option Plan, and we intend to file a registration statement on Form S-8 to register these shares under the Securities Act. However, none of the shares registered on Form S-8 will be eligible for resale until expiration of the lock-up agreements to which they are subject.

On October 1, 2006, the Board of Directors granted options to 2 individuals with an exercise price of $2.00 per share. On January 4, 2007, the Board of Directors granted options to 12 individuals with an exercise price of $2.50 per share. Of the options granted, 1,000 were issued to Michele DeGregorio and 56,000 were issued to Steven Scott, both of whom are our directors, in their capacities as consultants to us. Also of the options granted, we granted to Ronald McCaughan and Mark McAlpine, 700,000 and 300,000 options respectively, exercisable at $2.50 per share for a period of five years from the date of grant. The grant of these options was in recognition of their efforts and in guaranteeing repayment of various loans of our obligations to others which were used to initially fund us. On February 7, 2007, we issued 10,000 options each to five directors as compensation, and 15,000 to Ron McCaughan for his services rendered as Chairman of the Board.

Representative’s Warrants

In connection with this offering, we have agreed to issue to the representative of the underwriters warrants to purchase 200,000 units. The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of this offering until the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of this offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one year lock-up restriction for the remainder of the lock-up period. We will cause the registration statement of which this prospectus is a part to remain effective until the earlier of the time that all of the representative’s warrants have been exercised and the date which is five years after the effective date of the offering or will file a new registration statement covering the exercise and resale of those securities. The common stock and public warrants issued to the representative upon exercise of these representative’s warrants will be freely tradable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that for United States federal income tax purposes is not a "United States person." For purposes of this discussion, the term United States person means:

•	an individual citizen or resident of the United States;

•
a corporation or a partnership (or other entity taxable as a corporation or a partnership) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person.

If a partnership or an entity which is or would be treated as a partnership for U.S. tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special circumstances. United States expatriates, insurance companies, tax-exempt organizations, dealers in securities, banks or other financial institutions, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult its tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

Payments on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale or exchange of the common stock.

Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide a valid IRS Form W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to United States persons, net of allowable deductions and credits.

In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-United States holder may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed timely with the IRS. If a non-United States holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the gain is effectively connected with a United States trade or business of the non-United States holder or, if a tax treaty applies, attributable to a United States permanent establishment maintained by such non-United States holder;

•
the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met; or

•
our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" a USRPHC for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market such common stock will be treated as United States real property interests only if the non-United States holder actually or constructively held more than 5 percent of such regularly traded common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding, provided any certification requirements are met. Gain described in the second bullet point above (which may be offset by United States source capital losses) will be subject to a flat 30% United States federal income tax. Non-United States holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-United States holder of our common stock if the holder has provided the certification described above that it is not a United States person or has otherwise established an exemption.

Payments of the proceeds from a disposition effected outside the United States by a non-United States holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are United States persons who, in the aggregate hold more than 50 percent of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-United States holder of common stock made by or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability provided the required information is furnished timely to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated ___________, 2007, we have agreed to sell to the underwriters named below, for whom US EURO Securities, Inc. is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Units

The underwriting agreement provides that the underwriters are obligated to purchase all the units of in the offering if any are purchased, other than those units covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 45-day option to purchase on a pro rata basis up to 225,000 additional units from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of units.

The underwriters propose to offer the units initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $____ per unit. The underwriters and selling group members may allow a discount of $_____ per unit on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions	$	$	$	$
Expenses	$	$	$	$

The underwriters have informed us they do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the units being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative for a period of 90 days after the date of this prospectus.

Our officers and directors and existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for a period of 180 days after the date of this prospectus.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the shares of common stock on Nasdaq National Market or the AMEX.

Prior to the offering, there has been no market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of the offering.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after the offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only he closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or the AMEX or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon for us by Jenkens & Gilchrist, LLP, Los Angeles, California. The underwriters have been represented by Lehman & Eilen, LLP, Boca Raton, FL.

EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 pursuant to the Securities Act of 1933, as amended, with the SEC. You can inspect and copy the reports and other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (including us) that file periodically. None of the information filed with the SEC or on our website is incorporated by reference into this prospectus and you should not rely on any such information in connection with this offering.

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005 AND SEPTEMBER 30, 2006 (UNAUDITED)
AND FOR THE YEARS ENDED
DECEMBER 31, 2005 AND DECEMBER 31, 2004
AND FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005 (UNAUDITED)

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
INDEX

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2005 and
September 30, 2006 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended
December 31, 2005 and 2004 and the nine months ended
September 30, 2006 (unaudited) and 2005 (unaudited)	F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended
December 31, 2004 and 2005 and the nine months ended
September 30, 2006 (unaudited)	F-6

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2005 and 2004 and the nine months ended
September 30, 2006 (unaudited) and 2005 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Noninvasive Medical Technologies, Inc. and Subsidiary
(Formerly Noninvasive Medical Technologies, LLC)
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of Noninvasive Medical Technologies, Inc. (formerly Noninvasive Medical Technologies, LLC) and its subsidiary (collectively, the “Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Noninvasive Medical Technologies, Inc. (formerly Noninvasive Medical Technologies, LLC) and its subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 9, 2007

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2005	September 30, 2006
		(unaudited)
Current assets:
Cash and cash equivalents	$158,361	$2,258,100
Trade accounts receivable	5,003	1,019,087
Receivable - related parties	316,294	48,315
Inventory	120,977	88,477
Other current assets	15,833	68,867

Total current assets	616,468	3,482,846

Property and equipment	267,185	558,996
Patents and license, net	3,795,034	3,636,907
Deposits and other assets	15,316	6,780

Total assets	$4,694,003	$7,685,529

The accompanying notes are an integral part of these financial statements

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

	December 31, 2005	September 30, 2006
		(unaudited)
Current liabilities
Line of credit, bank	$500,000	$500,000
Accounts payable	100,019	302,095
Accrued expenses	729,106	698,894
Payable - related parties	87,591	1,883
Contract payable	275,000	-
Note payable, members	350,000	400,000
Current portion due under patent obligation	50,000	50,000

Total current liabilities	2,091,716	1,952,872

Long-term liabilities
Patent obligation, net of current portion	3,215,116	3,331,366
Note payable, related parties	686,568	686,568
Note payable, members	400,000	-

Total long-term liabilities	4,301,684	4,017,934

Total liabilities	6,393,400	5,970,806
Commitments and contingencies
Stockholders' (deficit) equity
Preferred stock, $0.0001 par value, 5,000,000 shares
authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares
authorized, 8,555,555 shares issued and
and outstanding at December 31, 2005, and
10 million shares issued and outstanding at
September 30, 2006 (unaudited)	856	1,000
Additional paid-in capital	1,582,520	4,721,160
Accumulated deficit	(3,282,773)	(3,007,437)

Total stockholders' (deficit) equity	(1,699,397)	1,714,723

Total liabilities and stockholders' (deficit) equity	$4,694,003	$7,685,529

The accompanying notes are an integral part of these financial statements

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,		Nine Months Ended September 30,
	2005	2004	2006	2005
			(unaudited)	(unaudited)
Revenue
Government contract revenue	$-	$-	$2,776,362	$-
Product	112,054	23,682	107,913	77,389

Total revenue	112,054	23,682	2,884,275	77,389

Cost of revenue
Government contract	-	-	660,463	-
Product	49,655	15,898	72,239	63,773

Cost of revenue	49,655	15,898	732,702	63,773

Gross profit	62,399	7,784	2,151,573	13,616

Operating expenses
Research and development	177,421	224,612	53,627	133,070
Selling, general and administrative	1,070,605	736,283	1,326,631	765,123
Depreciation and amortization	216,633	269,021	238,577	157,465

Total operating expenses	1,464,659	1,229,916	1,618,835	1,055,658

(Loss) income from operations	(1,402,260)	(1,222,132)	532,738	(1,042,042)

Other income (expense)
Interest expense	(326,207)	(251,645)	(257,402)	(241,970)

Loss (income) before income taxes	(1,728,467)	(1,473,777)	275,336	(1,297,869)

Provision for income taxes	-	-	-	-

Net (loss) income	$(1,728,467)	$(1,473,777)	$275,336	$(1,297,869)

Basic and diluted (loss) income per share	$(0.20)	$(0.19)	$0.03	$(0.16)

Basic and diluted weighted-average
common shares outstanding	8,555,555	7,936,508	10,000,000	8,253,968

The accompanying notes are an integral part of these financial statements

NONINVASIVE MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
(FORMERLY NONINVASIVE MEDICAL TECHNOLOGIES, LLC)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Common stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total

Balance, January 1, 2004	7,936,508	$794	$999,806	$(80,529)	$920,071

Net loss	-	-	-	(1,473,777)	(1,473,777)

Balance, December 31, 2004	7,936,508	794	999,806	(1,554,306)	(553,706)

Capital contributions	619,047	62	599,938	-	600,000

Finder's fees	-	-	(17,224)	-	(17,224)

Net loss	-	-	-	(1,728,467)	(1,728,467)

Balance, December 31, 2005	8,555,555	856	1,582,520	(3,282,773)	(1,699,397)

Capital contributions (unaudited)	1,444,445	144	3,287,356	-	3,287,500

Finder's fees (unaudited)	-	-	(148,716)	-	(148,716)

Net income (unaudited)	-	-	-	275,336	275,336

Balance, September 30, 2006 (unaudited)	10,000,000	$1,000	$4,721,160	$(3,007,437)	$1,714,723

The accompanying notes are an integral part of these financial statements

	Years Ended December 31,		Nine Months Ended September 30,
	2005	2004	2006	2005
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,728,467)	$(1,473,777)	$275,336	$(1,297,869)
Adjustments to reconcile net (loss) income to
Net cash used in operating activities
Depreciation and amortization	216,633	269,021	238,577	157,465
Amortization of discount on patent obligation	207,000	212,000	153,750	155,250
(Increase) decrease in assets:
Trade accounts receivable	(4,403)	35,791	(1,014,084)	(8,743)
Receivable - related parties	115,727	609,505	-	147,392
Inventory	(118,152)	3,655	32,500	(20,043)
Other current assets	32,070	(47,904)	(8,821)	3,161
Deposits and other assets	(15,316)	4,000	(17,265)	(15,316)
Increase (decrease) in liabilities:
Accounts payable	63,842	22,278	150,529	157,867
Accrued expenses	218,391	54,419	(30,643)	59,717
Payable - related parties	87,591	-	(34,162)	(5,000)

Total adjustments	803,383	1,162,765	(529,619)	631,750

Net cash used in operating activities	(925,084)	(311,012)	(254,283)	(666,119)

Cash flows from investing activities:
Purchase of property and equipment	(104,692)	(36,416)	(647,262)	(35,727)

Net cash used in investing activities	(104,692)	(36,416)	(647,262)	(35,727)

Cash flows from financing activities:
Proceeds from line of credit, bank	500,000	-	-	370,000
Proceeds from (repayment of ) note payable, members	350,000	400,000	(100,000)	350,000
Repayments of note payable, related parties	-	(10,390)	-	-
Payment for finder's fee	(17,224)	-	(148,716)	-
Payments on patent obligation	(50,000)	(50,000)	(37,500)	(37,500)
Proceeds from capital contributions	350,000	-	3,287,500	30,000

Net cash provided by financing activities	1,132,776	339,610	3,001,284	712,500

Net increase (decrease) in cash and cash equivalents	103,000	(7,818)	2,099,739	10,654

Cash and cash equivalents, beginning of year	55,361	63,179	158,361	55,361

Cash and cash equivalents, end of year	$158,361	$55,361	$2,258,100	$66,015

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$27,952	$-	$98,777	$61,265
Income taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements

NOTE 1 -ORGANIZATION, MERGER AND BASIS OF ACCOUNTING

Noninvasive Medical Technologies, LLC (the “LLC”) was formed as a Michigan limited liability company in October 2003. After formation, the LLC acquired 100% of Wantagh, Inc. (“Wantagh”), a Pennsylvania corporation. In June 2005, the LLC moved to Nevada.

In May of 2006, a new entity was formed, Noninvasive Medical Technologies, Inc., a Delaware Corporation, (“NMT” or the “Company”). The LLC was then acquired by NMT on September 27, 2006. The ownership interests of the members of LLC were exchanged for stock in NMT. The proportional ownership of each LLC member remained the same. Refer to Note 11 for additional information. NMT currently sells noninvasive medical devices to home health markets in the United States and India.

For accounting purposes, the merger has been treated as a recapitalization of the LLC. The historical financial statements prior to September 27, 2006 are those of the LLC and reflect the merger as if it had occurred from the inception of the LLC. For purposes of the accompanying financial statements, the terms of member and stockholder are used exchangeably.

	Before Recapitalization	Adjustment	After Recapitalization
Stockholders’ (deficit) equity
Balance, January 1, 2004
Members’ equity	$920,071	$(920,071)	$-
Common stock, $0.0001 par value, 100 million shares authorized, 7,936,508 shares issued and outstanding	$-	$794	$794
Additional paid-in capital	$-	$999,806	$999,806
Accumulated deficit	$-	$(80,529)	$(80,529)

Balance, December 31, 2004
Members’ (deficit) equity	$(553,706)	$553,706	$-
Common stock, $0.0001 par value, 100 million shares authorized, 7,936,508 shares issued and outstanding	$-	$794	$794
Additional paid-in capital	$-	$999,806	$999,806
Accumulated deficit	$-	$(1,554,306)	$(1,554,306)

Balance, December 31, 2005
Members’ (deficit) equity	$(1,699,397)	$1,699,397	$-
Common stock, $0.0001 par value, 100 million shares authorized, 8,555,555 shares issued and outstanding	$-	$856	$856
Additional paid-in capital	$-	$1,582,520	$1,582,520
Accumulated deficit	$-	$(3,282,773)	$(3,282,773)

NOTE 1 -ORGANIZATION, MERGER AND BASIS OF ACCOUNTING (Continued)

	Before Recapitalization	Adjustment	After Recapitalization
Balance, September 30, 2006 (unaudited)
Members’ (deficit) equity	$1,714,723	$(1,714,723)	$-
Common stock, $0.0001 par value, 100 million shares authorized, 10,000,000 shares issued and outstanding	$-	$1,000	$1,000
Additional paid-in capital	$-	$4,721,160	$4,721,160
Accumulated deficit	$-	$(3,007,437)	$(3,007,437)

The accompanying balance sheet as of September 30, 2006, the statements of operations and cash flows for the nine months ended September 30, 2006 and 2005, and the statement of stockholders’ (deficit) equity for the nine months ended September 30, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to fairly state the Company’s financial position as of September 30, 2006 and the results of operations and cash flows for the nine months ended September 30, 2006 and 2005. The unaudited interim financial information does not include all the footnotes, presentations and disclosure for complete financial statements. The financial data and other information disclosed in these notes to the financial statements related to the nine months ended September 30, 2006 and 2005 are unaudited. The results for the nine months ended September 30, 2006 are not necessarily indicative of future results.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The comparative consolidated financial statements include all of the accounts of NMT and Wantagh. These consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in United States. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories consist of primarily finished products and are stated at the lower-of-cost or market, using the first-in, first-out method. The Company records a provision for excess and obsolete inventory based on historical usage and future demand.

Trade Accounts Receivable

Trade accounts receivable are stated at the amount billed to customers and are generally granted without any collateral. Trade accounts receivable are ordinarily due 30 days after the issuance of an invoice. Accounts past due for more than 120 days are considered delinquent. Delinquent receivables are written-off against the reserve based on individual credit evaluations and circumstances specific to the customer. Reserves are established based upon a review of outstanding receivables, historical collection information and existing economic conditions. Bad debts to date have been minimal. The Company did not have an allowance for doubtful accounts balance as of December 31, 2005 and September 30, 2006.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the respective assets as follows:

Office furniture and fixtures	5 to 7 years
Office equipment	5 years
Leasehold improvements	shorter of the estimated useful life
or lease term
Demo and research units	5 years

Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in operations.

Product Warranty

The Company provides product warranty for certain products ranging from three to twelve months. Warranty costs are estimated at the time of sale based on historical experience. Estimated warranty expenses are recorded as an accrued liability, with a corresponding provision to cost of revenue. Through September 30, 2006, the Company’s warranty liability and corresponding activity have been minimal.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets

The Company records and capitalizes acquired intellectual property pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the asset is not recoverable, the Company’s carrying value of the asset would be reduced to its estimated fair value, which is measured by future discounted cash flows.

Revenue Recognition

Revenue from product sales is recognized in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured. Revenue from fixed price-type contracts is accounted for using contract revenue accounting and recognized when pre-determined milestones are achieved.

Income Taxes

Since inception through September 26, 2006, the Company was not a separate taxable entity for federal, state or local income tax purposes and its results of operations were included in the respective tax returns of the members of the LLC. Effective September 27, 2006, the Company will be required to file separate income tax returns.

As a corporation subject to federal income taxes, the Company will recognize deferred tax assets and liabilities for the expected future tax consequences of transactions that have been included in the financial statements or income taxes in different periods. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the deferred tax assets will not be realized.

Advertising

Costs of advertising are charged to expense as incurred. Advertising expense for the years ended December 31, 2005 and 2004, respectively, were minimal.

Advertising expense for the nine months ended September 30, 2006 and 2005, respectively, were minimal (unaudited).

Research and Development

Research and development costs are charged to expense as incurred.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Common Share

The Company calculates net income/(loss) per share in accordance with SFAS No. 128, Earnings Per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net earnings per share is computed by dividing the net income/(loss) for the period by the weighted average number of shares of common stock outstanding for the period. Diluted net income/(loss)  per share is computed by dividing the net income/(loss) by the weighted average number of shares of common stock and dilutive common stock equivalents then outstanding. Through September 30, 2006, the Company did not have any common stock equivalents.

Concentrations of Credit Risk

The Company maintains its cash accounts in commercial banks. At December 31, 2005 and September 30, 2006, cash on deposit was in excess of the federally insured limit of $100,000. No losses are anticipated on such balances.

For the years ended December 31, 2005 and 2004, approximately 98% and 97% of the Company’s sales were made to two customers and one customer, respectively. The related account receivables from these customers were approximately $39,000 and $0 as of December 31, 2005 and 2004, respectively.

For the nine months ended September 30, 2006 and 2005, approximately 99% (unaudited) and 97% (unaudited) of the Company’s sales were made to two customers. In addition, the related accounts receivable from these customers was $1,017,877 (unaudited) and $6,641 (unaudited) as of September 30, 2006 and 2005, respectively.

During the years ended December 31, 2005 and 2004 and nine months ended September 30, 2006 and 2005, the Company assembled its products from components manufactured by a limited number of manufacturers. All of its assembly is performed by one manufacturer.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, trade and related parties accounts receivable, accounts payable, accrued expenses, payable to related parties, and contract payable approximate their fair value due to the short term nature of these financial instruments. The carrying value of the line of credit and notes payable to related parties and members is considered to approximate fair value due to interest rates approximating market rates.

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 151, “Inventory Costs.” Is effective for fiscal years beginning after June 15, 2005. This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing.”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Management does not expect the adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” is effective fro fiscal years beginning after June 15, 2005. This statements amends SFAS No. 66, “Accounting for Sales of Real Estate,”, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in American Institute of Certified Public Accountants Statement of Position 04-2, “Accounting for Real Estate Time-Sharing Transactions”. This statement is not applicable to the Company.

SFAS No. 123(R), “Share-Based Payment,” replaces SFAS No. 123, Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The Company is required to apply this statement in the first interim period that begins after December 15, 2005. The Company is currently assessing the impact that the adoption of SFAS No. 123(R) will have on its results of operations and financial position.

SFAS No. 153, “Exchanges of Nonmonetary Assets” - an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions”, is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair-value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, and replaces it with an exception for exchanges that do not have commercial substance. The Company is currently assessing the impact that the adoption of SFAS No. 153 will have on its results of operations and financial position.

In May 2005, the FASB issued Statement of Accounting Standards SFAS No. 154, “Accounting Changes and Error Corrections,” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes In Interim Financial Statements,” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors.

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. Management does not expect adoption of SFAS No. 154 to have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies the meaning of the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows.

SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that are themselves derivative instruments. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting.  This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities.

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable;  (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.  SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances.  The Statement also describes the manner in which it should be initially applied.  The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Early adoption is encouraged, provided that the registrant has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently assessing the impact that the adoption of SFAS No. 157 will have on its results of operations and financial position.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which improves financial reporting by requiring an employer to recognize the over or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. This Statement amends Statement 87, FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, Statement 106, and FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”.

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

Upon the initial application of this statement and subsequently, and employer should continue to apply the provisions in Statements, 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost.  An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 31, 2006.  An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. Early application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer’s benefit plans. Retrospective application of the Statement is not permitted. The Company does not believe that SFAS No. 158 will have a material impact on its financial position, results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions.

FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not expect adoption of FIN 48 to have a material impact on the Company's consolidated financial statements.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the Company’s balance sheets and statement of operations financial statements and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company is currently assessing the impact that the adoption of SAB No. 108 will have on its results of operations and financial position.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2005 and September 30, 2006:

	December 31,	September 30,
	2005	2006
		(unaudited)

Office furniture and fixtures	$12,945	$161,497
Office equipment	35,090	317,016
Leasehold improvements	-	91,784
Demo and research units	258,446	108,446

	306,481	678,743
Less accumulated depreciation	(39,296)	(119,747)

	$267,185	$558,996

Depreciation expense for the years ended December 31, 2005 and 2004 was $27,182 and $17,579, respectively.

Depreciation expense for the nine months ended September 30, 2006 and 2005 was $80,451 (unaudited) and $15,375 (unaudited), respectively.

NOTE 5 - PATENTS AND LICENSE

In 2003, the Company entered into an agreement with Drexel University (the “University”), by which the University sold, assigned and transferred to the Company under a contractual purchase agreement, its rights, title and interest in certain patents. The University granted the Company a first right of refusal for the purchase of additional technologies, patents, etc. that are developed as a result of this license, and it may not terminate the agreement without just cause. The payment terms of the acquisition included a payment of $86,565 upon signing, a royalty of 2.5% of net sales of covered products, as defined, and a 10% sub-license fee (if any), payable quarterly. With respect to these required payments, the Company is required to pay a minimum amount of $12,500 each quarter. The total payments will cease when the Company has paid the University a cumulative aggregate amount of $4,000,000.

The fair value of the acquired patents of $2,924,681 was estimated based upon discounted future cash flow projections and will be amortized on a straight-line basis over their estimated economic life of twenty years.

NOTE 5 - PATENTS AND LICENSE (Continued)

On March 6, 2006, the Company entered into a license and royalty agreement with Life Signs Detection Systems, Inc. (“LSDS”) which it initiated in December 2005. The agreement provides the Company with a perpetual license to use certain technology developed and owned by LSDS. The Company also acquired certain fixed assets from LSDS. The total purchase price of $300,000 was allocated to fixed assets ($150,000) and licensed technology ($150,000) based on their respective estimated fair values. The licensed technology will be amortized over the estimated economic life of five years commencing in January 2006 when the Company began utilizing the licensed technology. In addition, the purchase agreement requires that the Company pay LSDS 5% of gross sales, as defined, of any products which incorporate the licensed technology and 5% of gross sales, as defined, of the ETag device. In both circumstances, total royalties paid will be limited to 50% of annual net profits, as defined, recognized on the respective products.

Also included in patents and license are patents acquired in connection with the acquisition of Wantagh in 2003. The estimated fair value of such patents of $1,240,033, is being amortized over an estimated economic life of 20 years.

At December 31, 3005 and September 30, 2006, the carrying value of the patents and license, net of accumulated amortization, were as follows:

	December 31,	September 30,
	2005	2006
		(unaudited)

Patents and license	$4,314,714	$4,314,714
Less accumulated amortization	(519,680)	(677,807)

	$3,795,034	$3,636,907

Amortization expense for the years ended December 31, 2005 and 2004 was $189,451 and $251,442, respectively. Amortization expense for the nine months ended September 30, 2006 and 2005 was $158,130 (unaudited) and $142,088 (unaudited), respectively. The Company expects to recognize amortization expense of $52,500 during the three months ended December 31, 2006.

Amortization expense for each of the five succeeding fiscal years beginning with the year ending December 31, 2007 is estimated to be $210,000 per year.

NOTE 6 - LINE OF CREDIT, BANK

The Company maintains a revolving line of credit with a bank that provides for borrowings up to $500,000. The interest rate on this line of credit varies from time to time based on changes in the lender’s prime rate index, and interest payments are payable on a monthly basis. The bank has a security interest in all assets of the Company. The line of credit matures annually with provisions to renew each year. Three members have personally guaranteed any amounts owed by the Company to the bank on the line of credit. At September 30, 2006, the effective interest rate on this line of credit was 7.25% (unaudited). The due date for any outstanding balance, if any, was subsequently extended to May 2007.

NOTE 7 - ACCRUED EXPENSES

Accrued expenses as of December 31, 2005 and September 30, 2006 consisted of the following:
	December 31,	September 30,
	2005	2006
		(unaudited)

Accrued salaries	$166,812	$173,286
Accrued interest	267,735	314,177
Other accrued expenses	294,559	211,431

	$729,106	$698,894

NOTE 8 - CONTRACT PAYABLE

As a result of acquiring the licensed technology as discussed in Note 5, the Company recorded a contract payable in the amount of $275,000 at December 31, 2005. The balance was paid-off on an installment basis by May 30, 2006.

NOTE 9 - NOTE PAYABLE - MEMBERS AND RELATED PARTIES

The Company has notes payable as of December 31, 2005 and September 30, 2006 to two members as follows:

	December 31,	September 30,
	2005	2006
		(unaudited)
5% interest note payable to member,
unsecured, principal and interest due
and paid on June 1, 2006	$350,000	$-

NOTE 9 - NOTE PAYABLE - MEMBERS AND RELATED PARTIES (Continued)

	December 31, 2005	September 30, 2006
		(unaudited)
6% interest rate note payable to member, unsecured, principal and interest due on July 1, 2007	400,000	400,000

	$750,000	$400,000

At December 31, 2005 and September 30, 2006 (unaudited), the note payable - related parties in the amount of $686,568 was mostly due to parties related to the former owner of Wantagh who became a stockholder of the Company after the acquisition of Wantagh. The balance is expected to be paid when the Company purchases the shares back from the stockholder, as further discussed in Note 16.

NOTE 10 - PATENT OBLIGATION

As a result of the acquisition from the University, as further discussed in Note 5, the Company has recorded a patent obligation as follows:

	December 31, 2005	September 30, 2006
		(unaudited)
Patent obligation	$3,813,435	$3,775,935
Less unamortized discount	(548,319)	(394,569)

	3,265,116	3,381,366
Less current portion	(50,000)	(50,000)

	$3,215,116	$3,331,366

The patent obligation payments made by the Company amounted to $50,000 in each of the years ended December 31, 2005 and 2004 and $37,500 (unaudited) in each of the nine months ended September 30, 2006 and 2005. Future payments, based on estimated sales, are expected to be as follows:

Years Ending December 31,

2006 (remainder of the year)	$12,500
2007	819,000
2008	1,649,000
2009	1,295,435

$3,775,935

NOTE 11 - STOCKHOLDERS’ EQUITY

Common Stock

Prior to September 27, 2006, the Company was a limited liability company consisting of one-class of members. On September 27, 2006, the members’ interest in the LLC was converted into and exchanged for shares in a Noninvasive Medical Technologies, Inc., a Delaware company established in May of 2006 by the members of the LLC, at the ratio of one percent of membership (on a fully subscribed membership basis) for each 100,000 shares of fully and nonassessable shares of common stocks. For accounting purpose, the conversion was presented as if the recapitalization had occurred at the inception of the LLC. The common stock has a par value of $0.0001 and as of September 30, 2006 100 million shares were authorized and 10 million were issued and outstanding (unaudited).

During the years ended December 31, 2005 and 2004, members made cash contributions of $600,000 (equivalent to 619,047 shares of common stock) and $0, respectively. During the nine months ended September 30, 2006 and 2005, the members made cash contributions of $3,287,500 (unaudited, equivalent to 1,444,445 shares of common stock) and $30,000 (unaudited, equivalent to 317,460 shares of common stocks), respectively. Related finders’ fees, amounted to $17,224 for the year ended December 31, 2005, and $148,716 (unaudited) for the nine months ended September 30, 2006.

Company Option to Redeem Member’s Interest

The LLC’s operating agreement includes a special buy-out provision for one member holding a 10% interest (on a fully subscribed membership basis). The Company has the option, upon its election (defined as a positive vote of any three members), to recover 6.67 percentage points of the member’s interest in exchange for the payment of $1 million. In the event the Company elects to exercise its option, the member will retain his remaining interest in the Company and shall be entitled to assign or transfer that remaining interest to any other member without the consent of the Company. When the redemption occurs, the aforementioned 6.67 percentage points (converted to 1,058,201 shares of common stock as of September 27, 2006) will be retained by the Company treasury stock.

Preferred Stock

On September 27, 2006, the Company authorized five million shares of preferred stock with a par value of $0.0001, none of which has been issued as of September 30, 2006.

NOTE 12 - RELATED PARTY TRANSACTIONS

Receivable and Payable

At December 31, 2005, a receivable from related parties of $316,294 includes a $250,000 capital contribution receivable from a member, which was received by the Company in 2006, and $66,294 in advances to employees. At September 30, 2006, $48,315 (unaudited) in advances to employees was included in receivable - related parties in the accompanying consolidated balance sheets.

NOTE 12 - RELATED PARTY TRANSACTIONS (Continued)

Prior to September 27, 2006, some members or their separately owned or operated companies paid expenses on behalf the Company. At December 31, 2005 and September 30, 2006, the amount due to these related parties for expense reimbursements amounted to $87,591 and $2,883 (unaudited), respectively.

Services

Three of the members’ affiliated entities have provided certain services, including management, legal and accounting services to NMT during the years ended December 31, 2005 and December 31, 2004. Total fees for the related services provided by the related entities are as follows:

	Year ended December 31,
	2005	2004

Management	$105,000	$97,000
Legal consulting	$35,000	$23,000
Accounting	$58,000	$63,000

Total fees paid for the services provided by the related entities are as follows:

	Nine Months ended September 31,
	2006	2005
	(unaudited)	(unaudited)

Management	$93,100	$72,664
Legal consulting	$25,943	$25,943
Accounting	$-	$46,120

One member of NMT, who provides marketing services, received $7,500 a month starting in January 2004 for a total of $90,000 during each of the years ended December 31, 2005 and 2004. The amount paid to this member during the nine months ended September 30, 2006 and 2005 was $177,250 (unaudited) and $67,500 (unaudited), respectively.

NOTE 13 - GOVERNMENT CONTRACT (UNAUDITED)

At the end of fiscal 2005, the Company was awarded a government subcontract in the amount of $2.3 million for a medical device research and development project. The project was started and completed during the nine months ended September 30, 2006. The revenue was accounted for using contract revenue accounting and recognized when pre-determined milestones were achieved. During fiscal 2006, the Company entered into a change order related to this contract increasing the total amount of this contract to $2,776,000 (unaudited), all of which was recognized as revenue during the nine months ended September 30, 2006.

NOTE 14 - INCOME TAXES

Since inception through September 27, 2006, the Company was not a separate taxable entity for federal, state or local income tax purposes and its results of operations were included in the respective tax returns of the members of the LLC.

Wantagh has unused tax loss carry forwards as of September 30, 2006 amounting to approximately $1,249,000 (unaudited). These tax losses expire in various annual amounts from 2020 through 2026. These losses may be used to offset future taxable income of Wantagh only, but not that of NMT. Because of the uncertainty relating to the realization of Wantagh’s tax loss carry forwards in the future, the benefit associated with such realization has been fully reserved, and no deferred tax asset has been recorded at December 31, 2005 or September 30, 2006.

Effective September 27, 2006, the Company will be required to file separate income tax returns.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Operating Leases

Commencing in February 2004, the Company leased its office facilities in Michigan from a leasing company which was partially owned by two members of NMT under a five year operating lease. The lease required monthly fixed payments and a proportionate share of operating expenses. This lease was terminated without recourse in August 2005 to facilitate the Company’s move to Nevada.

Commencing October 1, 2005, the Company has leased an office under a non-cancelable five year lease. The lease agreement provides for monthly lease payments and a portion of the common area maintenance fees and other operating expenses. It also contains an escalation clause whereby rent is gradually increased on an annual basis. Future minimum lease payments for the new operating lease are as follows:

Year Ending December 31,
2006 (remainder of year)	$21,240
2007	95,485
2008	98,356
2009	101,228
2010	94,765

$411,074

NOTE 15 - COMMITMENTS AND CONTINGENCIES (Continued)

Rent expense for the years ended December 31, 2005 and December 31, 2004 amounted to $55,034 and $35,265, respectively. Rent expense for the nine months ended September 30, 2006 and 2005 amounted to $75,286 (unaudited) and $20,533 (unaudited), respectively.

Claims

During the normal course of business, the Company is involved in litigation from time to time. In the opinion of management, the ultimate liability, if any, for these matters is not expected to be significant or have an adverse effect upon the Company.

NOTE 16 - SUBSEQUENT EVENTS

Subsequent to September 30, 2006, the Company issued additional 731,640 shares of common stock for cash of $1,829,100.

From October 1, 2006 to February 7, 2007, the Board of Directors granted 1,428,707 stock options to 15 individuals - including the chairman of the board and five directors of the board - with exercise prices ranging from $2.00 to $2.50 per share. These options expire in five years from the date of the respective grant date.

On December 6, 2006, the Company entered into a settlement agreement, or Settlement, with one of its stockholders and the founder of Wantagh. Pursuant this Settlement, the Company agreed to purchase all of this stockholder’s common stock (1,587,302 shares) in the Company for $1,600,000, to be paid by the proceeds from an initial public offering (IPO) of the Company’s common stock within a year of the IPO. The Company made an initial payment of $150,000 to the stockholder in December 2006. In return, the stockholder has dismissed three lawsuits that were pending against the Company in an effort to recover money owed by Wantagh. On January 16, 2007, the Company received orders for dismissal of the three lawsuits.

On February 7, 2007, the Board of Directors adopted the following resolutions:

•	The filing of a Registration Statement on Form SB-2 for the initial registration of the Company’s common stock.

•
Approved, certain employment agreements with key employees of the Company, which provide for annual base salaries and potential bonuses. These contracts contain certain change of control, termination and severance clauses that require the Company to make payments to certain of these employees if certain events occur as defined in their respective contracts.

NOTE 16 - SUBSEQUENT EVENTS

•
Approved a director compensation program which provides for annual cash compensation and stock-based compensation to members of the Board of Directors for serving on the board and various board committees.

•
Approved the establishment of the Company’s 2007 Equity Plan (“2007 Plan”). The Plan Committee may grant incentive stock options to be vested ratably generally over a five-year period. The Company has reserved for issuance up to 1,000,000 shares of common stock under the 2007 Plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which the officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Our amended and restated certificate of incorporation also provides indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do not currently provide liability insurance coverage for our directors and officers. However, we intend to use a portion of the proceeds of this offering to obtain such coverage for our directors and officers. We also intend to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements which we may enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 25.    Other Expenses of Issuance and Distribution

The following is a schedule of the estimated expenses (all of which will be borne by us) incurred in connection with the offering of the securities registered hereby, other than underwriter commissions. The underwriters will also receive a non-accountable expense allowance equal to 3% of the units being sold in the offering of which $25,000 has been advanced by the Company to date.

Description	Amount

SEC registration fee	$5,613
Postage & printing expenses	$10,000
Legal fees	$250,000
Accounting fees	$260,000
Blue sky fees & expenses	$5,000
Listing Fees	$50,000
Promotional expenses	$10,000
Advertising expenses	$10,000
Miscellaneous expenses	$9,387

TOTAL	$610,000

Item 26. Recent Sales of Unregistered Securities

The following sets forth information regarding securities sold by us since January 1, 2004.

On June 2, 2005 NMT Michigan sold 3 units of membership interest at $10,000 per unit to an accredited investor. In connection with the merger of NMT Michigan into NMT, on September 27, 2006 these units were converted to 317,460 shares of our common stock at $0.09 per share on an as converted basis.

From December 4, 2005 to December 31, 2005 NMT Michigan sold 2.5 units of membership interest at $200,000 per unit to an accredited investor. In connection with the merger of NMT Michigan into NMT, on September 27, 2006 these units were converted to 264,550 shares of our common stock at approximately $1.89 per share on an as converted basis.

From January 1, 2006 to September 27, 2006, NMT Michigan sold 2.5 units for $200,000 per unit, and 11.15 units for $250,000 per unit, for a total investment of $3,287,500 to 22 investors, all of whom are accredited. In connection with the merger of NMT Michigan into NMT, on September 27, 2006 these units were converted to 1,444,445 shares of our common stock at approximately $2.28 per share on an as converted basis.

On September 27, 2006 NMT Michigan merged into NMT, and converted all its outstanding units into 10,000,000 shares of NMT common stock. From September 27, 2006 until February 2, 2007 we have sold 731,640 shares of common stock at $2.50 per share, for a total investment to date of $1,829,100. All investors are accredited.

On October 1, 2006, the Board of Directors granted options to 2 individuals with an exercise price of $2.00 per share. On January 4, 2007, the Board of Directors granted options to 12 individuals with an exercise price of $2.50 per share. Of the options granted, 1,000 were issued to Michele DeGregorio and 56,000 were issued to Steven Scott, both of whom are our directors, in their capacities as consultants to us. Also of the options granted, we granted to Ronald McCaughan and Mark McAlpine, 700,000 and 300,000 options respectively, exercisable at $2.50 per share for a period of five years from the date of grant. The grant of these options was in recognition of their efforts and in guaranteeing repayment of various loans of our obligations to others which were used to initially fund us.

On February 7, 2007, we issued 10,000 options each to five directors as compensation, and 15,000 to Ron McCaughan for his services rendered as Chairman of the Board.

Item 27. Exhibits

The following exhibits are included herein or incorporated herein by reference:

1.1	Underwriting Agreement

1.2	Underwriters’ Warrant

1.4	Selected Dealers’ Agreement #

2.1	Agreement and Plan of Merger of Noninvasive Medical Technologies, Inc., a Delaware corporation and Noninvasive Medical Technologies, LLC, a Michigan limited liability company, dated September 27, 2006

3.1	Certificate of Incorporation of Noninvasive Medical Technologies, Inc., dated May 23, 2006

3.2	Amended and Restated Certificate of Incorporation of Noninvasive Medical Technologies, Inc., dated September 5, 2006

3.3	Bylaws of Noninvasive Medical Technologies, Inc., dated September 6, 2006

4.1	Form of common stock certificate #

4.2	2007 Equity Compensation Plan

5.1	Legal opinion of Jenkens & Gilchrist, LLP #

10.1	Assignment and Sale Agreement, dated November 4, 2003, between Noninvasive Medical Technologies, Inc. and Drexel University, a Pennsylvania nonprofit corporation

10.2	Promissory Note, dated October 12, 2004, between Noninvasive Medical Technologies, Inc. and Conrad Kalitta

10.3	Promissory Note, dated July 1, 2006, between Noninvasive Medical Technologies, Inc. and Conrad Kalitta

10.4	First Amended Operating Agreement for Noninvasive Medical Technologies, LLC, dated May 5, 2005

10.5	Lease Agreement (Clark County, Nevada) dated September 12, 2005 #

10.6	Promissory Note, dated February 17, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.7	Promissory Note Renewal and Extension Agreement, dated June 1, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.8	Promissory Note, dated September 1, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.9
Letter of Extension of Revolving Line of Credit Loan, dated July 27, 2006, between Noninvasive Medical Technologies, Inc. and LaSalle Bank Midwest National Association, formerly known as Standard Federal Bank N.A. #

10.10
Letter of Extension of Revolving Line of Credit Loan, dated January 26, 2007, between Noninvasive Medical Technologies, Inc. and LaSalle Bank Midwest National Association, formerly known as Standard Federal Bank N.A. #

10.11	Exclusive License and Royalty Agreement, dated March 6, 2006, between Noninvasive Medical Technologies, Inc. and Life Signs Detection Systems, Inc.

10.12	Mutual Release and Settlement Agreement, dated December 6, 2006, between Noninvasive Medical Technologies, Inc. and James Gunnerson

10.14	Employment Agreement with Ronald McCaughan, dated January 1, 2007

10.15	Employment Agreement with Ann McCaughan, dated January 1, 2007

14.1	Code of Ethics

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.2	Consent of Jenkens & Gilchrist, LLP (contained in Exhibit 5.1) #

24	Power of Attorney (included in the signature page to the Registration Statement)

# To be filed by amendment

Item 28. Undertakings

The undersigned registrant will:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) That, for purposes of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 12, 2007.

Noninvasive Medical Technologies, Inc.

By:	/s/ Ronald McCaughan
Ronald McCaughan
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald McCaughan and Ann McCaughan jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form SB-2, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Ronald McCaughan	Chief Executive Officer and Chairman of the Board of Directors	February 12, 2007
Ronald McCaughan

	Secretary and Director	February __, 2007
Mark McAlpine

/s/ Michele DeGregorio	Director	February 12, 2007
Michele DeGregorio

/s/ Steven Scott	Director
Steven Scott		February 12, 2007

/s/ Steve Hood	Director
Steve Hood		February 12, 2007

/s/ Dennis McGrath	Director
Dennis McGrath		February 12, 2007

/s/ Adam Hodson	Chief Financial Officer (Principal Accounting Officer)
Adam Hodson		February 12, 2007

EXHIBIT INDEX

1.1	Underwriting Agreement

1.2	Underwriters’ Warrant

1.4	Selected Dealers’ Agreement #

2.1	Agreement and Plan of Merger of Noninvasive Medical Technologies, Inc., a Delaware corporation and Noninvasive Medical Technologies, LLC, a Michigan limited liability company, dated September 27, 2006

3.1	Certificate of Incorporation of Noninvasive Medical Technologies, Inc., dated May 23, 2006

3.2	Amended and Restated Certificate of Incorporation of Noninvasive Medical Technologies, Inc., dated September 5, 2006

3.3	Bylaws of Noninvasive Medical Technologies, Inc., dated September 6, 2006

4.1	Form of common stock certificate #

4.2	2007 Equity Compensation Plan

5.1	Legal opinion of Jenkens & Gilchrist, LLP #

10.1	Assignment and Sale Agreement, dated November 4, 2003, between Noninvasive Medical Technologies, Inc. and Drexel University, a Pennsylvania nonprofit corporation

10.2	Promissory Note, dated October 12, 2004, between Noninvasive Medical Technologies, Inc. and Conrad Kalitta

10.3	Promissory Note, dated July 1, 2006, between Noninvasive Medical Technologies, Inc. and Conrad Kalitta

10.4	First Amended Operating Agreement for Noninvasive Medical Technologies, LLC, dated May 5, 2005

10.5	Lease Agreement (Clark County, Nevada) dated September 12, 2005 #

10.6	Promissory Note, dated February 17, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.7	Promissory Note Renewal and Extension Agreement, dated June 1, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.8	Promissory Note, dated September 1, 2005, between Noninvasive Medical Technologies, LLC and Standard Federal Bank N.A. #

10.9
Letter of Extension of Revolving Line of Credit Loan, dated July 27, 2006, between Noninvasive Medical Technologies, Inc. and LaSalle Bank Midwest National Association, formerly known as Standard Federal Bank N.A. #

10.10
Letter of Extension of Revolving Line of Credit Loan, dated January 26, 2007, between Noninvasive Medical Technologies, Inc. and LaSalle Bank Midwest National Association, formerly known as Standard Federal Bank N.A. #

10.11	Exclusive License and Royalty Agreement, dated March 6, 2006, between Noninvasive Medical Technologies, Inc. and Life Signs Detection Systems, Inc.

10.12	Mutual Release and Settlement Agreement, dated December 6, 2006, between Noninvasive Medical Technologies, Inc. and James Gunnerson

10.14	Employment Agreement with Ronald McCaughan, dated January 1, 2007

10.15	Employment Agreement with Ann McCaughan, dated January 1, 2007

14.1	Code of Ethics

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.2	Consent of Jenkens & Gilchrist, LLP (contained in Exhibit 5.1) #

24	Power of Attorney (included in the signature page to the Registration Statement)

# To be filed by amendment.